UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.  )
Filed by the Registrant ☒
Filed by a Party other than the Registrant  ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12
Penske Automotive Group, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):
☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

2023 Proxy Statement
Annual Meeting of Stockholders
to be held on May 11, 2023 Penske Automotive Group, Inc.

Dear Fellow Stockholder:
We are a diversified international transportation services company and one of the world’s premier automotive and commercial truck retailers. 2022 was a record year for our business, driven in part by the diversification provided by our investments across the transportation sector.
Some highlights from the past year include:
•	Produced record revenues, earnings before taxes, income from continuing operations, and earnings per share
•	Achieved a 16% increase in earnings before taxes and net income to $1.9 billion and $1.4 billion, respectively
•	Generated $1.5 billion in cash flow from operating activities
•	Repurchased 8.2 million shares of outstanding common stock for an aggregate price of $886.5 million
•	Increased our common stock dividend by nearly 24% from $0.46 to $0.57 per share
•	Forty-six of our U.S. dealerships were named to the Best 100 Dealerships to Work For by Automotive News
•
Published our second annual ESG/Sustainability Report which is responsive to the Sustainability Accounting Standards Board (SASB) Multiline & Specialty Distributors sector standard and the Task Force on Climate-related Financial Disclosures

As we look toward the future, we will continue to focus on innovation and transformational opportunities and driving further sustainability initiatives across our business. We will enhance our employee diversity, continue supporting vehicle electrification, and adapt to the changes in consumer engagement patterns.
We will once again hold our annual meeting exclusively by remote means this year. We encourage you to participate in the meeting, following the instructions within this proxy statement. We ask that you cast your vote as soon as possible to assure your shares are represented at the meeting.
Our success is driven by our nearly 27,000 team members and their unwavering dedication and commitment. They focus relentlessly on driving repeat and referral business by exceeding the expectations of our customers through best-in-class customer service and the highest level of integrity.
We thank you and appreciate your continued support.
Sincerely,

/s/ Roger S. Penske

Roger S. Penske Chair of the Board and Chief Executive Officer
Bloomfield Hills, Michigan
March 27, 2023

Penske Automotive Group, Inc.
Notice of 2023 Annual Meeting of Stockholders
Date:	May 11, 2023

Time:	9:00 a.m. Eastern Daylight Time

Virtual Meeting:
Virtual Annual Meeting – www.virtualshareholdermeeting.com/PAG2023
This year’s Annual Meeting will be virtual and held online via a live webcast. We are not holding an in-person meeting. To attend the Annual Meeting, ask questions and examine our list of stockholders you will need to visit www.virtualshareholdermeeting.com/PAG2023, and you will be required to enter the control number on your Notice of Internet Availability of Proxy Materials, proxy card or voting instruction form. Log-in for the virtual Annual Meeting begins at 8:45 a.m. Please refer to the “Attending the Meeting” section of the proxy statement for more details.

Record date:	March 15, 2023. Only stockholders of record at the close of business on the record date are entitled to receive notice of, and to vote at, the Annual Meeting.

Items of business:
•  To elect thirteen directors to serve until the next annual meeting
•  To adopt an Amended and Restated Certificate of Incorporation to incorporate new Delaware law provisions regarding officer exculpation
•  To ratify the selection of Deloitte & Touche LLP as our independent auditor for 2023
•  To approve, on a non-binding advisory basis, the compensation paid to our named executive officers
•  To approve, on a non-binding advisory basis, the frequency of future advisory votes on our named executive officer compensation

INTERNET AVAILABILITY OF PROXY MATERIALS
Your vote is very important. Whether or not you plan to attend the Annual Meeting virtually, please vote at your earliest convenience by following the instructions in the Notice of Internet Availability of Proxy Materials, the proxy card or voting instruction form you received in the mail. You may revoke your proxy at any time before it is voted. Please refer to the “Questions about the Meeting” section of the proxy statement for additional information. On March 27, 2023, we expect to release the proxy materials to our stockholders and to send stockholders (other than those stockholders who previously requested electronic or paper delivery) a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials, including our proxy statement and our fiscal year 2022 Annual Report, and how to vote through the Internet or by telephone.
Our proxy statement, proxy card and fiscal year 2022 Annual Report are available at: https://www.penskeautomotive.com/investors/financials/annual-reports/default.aspx
By order of the Board of Directors:
/s/ Shane Spradlin
Shane Spradlin
Executive Vice President, General Counsel and Secretary
2555 Telegraph Road
Bloomfield Hills, Michigan 48302
March 27, 2023

Proxy summary
This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information you should consider, and you should read the entire proxy statement carefully before voting.
Annual Meeting of Stockholders
Date:	May 11, 2023

Time:	9:00 a.m. Eastern Daylight Time

Record date:	March 15, 2023

Voting:	Stockholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the proposals to be voted on.

Virtual meeting:
Virtual Annual Meeting – www.virtualshareholdermeeting.com/PAG2023

You will need the control number included on your Notice of Internet Availability of Proxy Materials, proxy card or voting instruction form to participate in the virtual Annual Meeting. You may view the Annual Meeting without the control number. See “Attending the Meeting” on page 41 for details.

Access to Company appointed proxies:	If you are participating in the virtual Annual Meeting, you will have access to the Company appointed proxies.
Meeting agenda
•	Election of thirteen directors named in this proxy statement
•	Adoption of an Amended and Restated Certificate of Incorporation to incorporate new Delaware law provisions regarding officer exculpation
•	Ratification of Deloitte & Touche LLP as our independent auditor for 2023
•	Advisory vote on named executive officer compensation
•	Advisory vote on the frequency of future advisory votes on named executive officer compensation
Voting Matters and Vote Recommendation
Matter	Board Vote Recommendation	Page Reference
Election of directors	For each director nominee	Page 1
Adoption of Amended and Restated Certificate of Incorporation	For	Page 7
Ratification of Deloitte & Touche LLP as our independent auditor for 2023	For	Page 9
Advisory vote on named executive officer compensation	For	Page 10
Advisory vote on frequency of future advisory votes on named executive officer compensation	Annual	Page 11
These materials were first sent or made available to shareholders on March 27, 2023.
i

Our Director Nominees
The following table provides summary information about each director nominee. Each director is elected annually by a majority of votes cast.
Name	Age	Director since	Occupation	Diversity	Independence
John Barr	75	2002	Retired Chairman Papa Murphy’s Holdings		•
Lisa Davis	59	2017	Former Chief Executive Officer Gas and Power and Managing Board Member Siemens AG	D	•
Wolfgang Dürheimer	64	2018	Retired Chairman and CEO Bentley Motors Ltd.		•
Michael Eisenson	67	1993	Founding Partner Charlesbank Capital Partners
Robert Kurnick, Jr.	61	2006	President Penske Automotive Group
Kimberly McWaters	58	2004	President and CEO Fresh Start Women’s Foundation	D	•
Kota Odagiri	53	2021	Senior Vice President Mitsui & Co. (USA), Inc.	D
Greg Penske	60	2020	Vice Chair of the Board, Penske Automotive Group Chairman and CEO, Penske Motor Group, LLC
Roger Penske	86	1999	Chair and Chief Executive Officer Penske Automotive Group
Sandra Pierce	64	2012	Senior Executive Vice President and Chair, Huntington Bank Michigan	D
Greg Smith	71	2017	Principal, Greg C. Smith LLC and Former Vice Chairman, Ford Motor Company		•
Ronald Steinhart	82	2001	Retired Chairman and CEO Commercial Banking Group, Bank One Corporation		•
H. Brian Thompson	83	2002	Chairman and Chief Executive Officer Universal Telecommunications, Inc.		•
D=Gender/Ethnic Diversity (31% of our nominated board is gender or ethnically diverse)
Adoption of an Amended and Restated Certificate of Incorporation to Incorporate New Delaware Law Provisions regarding Officer Exculpation
The State of Delaware, which is our state of incorporation, recently enacted legislation that enables Delaware companies like us to limit the liability of certain of their officers in limited circumstances under Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”). In light of this legislation, we are proposing to amend our Restated Certificate of Incorporation (the “Certificate of Incorporation”) to provide for exculpation of certain of our officers from liability in specific circumstances, as permitted by Delaware law. The new Delaware legislation only permits, and our proposed amendment would only permit, exculpation for direct claims (as opposed to derivative claims made by stockholders on behalf of the Company) and would not apply to breaches of the duty of loyalty, acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, or any transaction in which the officer derived an improper personal benefit. The rationale for so limiting the scope of liability is to strike a balance between stockholders’ interest in accountability and their interest in our being able to attract and retain quality officers to work on such stockholders’ behalf. Our Certificate of Incorporation currently provides for the exculpation of directors, but does not include a provision that allows for the exculpation of officers. Additional information about the proposed Amended and Restated Certificate of Incorporation, including the Board’s rationale for recommending that stockholders vote FOR the adoption thereof, is set forth on page 7.
ii

Auditors
As a matter of good corporate governance, we ask that our stockholders ratify the selection of Deloitte & Touche LLP as our independent auditor for 2023. Set forth below is summary information with respect to 2022 auditor fees paid to Deloitte & Touche LLP.
Audit Fees	$3,920,383
Audit Related Fees	83,984
Tax Fees
Tax Compliance	49,023
Other Tax Fees	46,582
All Other Fees	—
Total Fees	$4,099,972
Environmental, Social and Governance (ESG)
As a leading international, diversified transportation services company, we recognize it’s our responsibility to ensure we contribute to a healthy environment, economic opportunity, and social equity in the communities where we operate around the world. We recognize we are accountable to key stakeholders and the communities in which we do business. We are committed to responsible business practices, continuous improvement of our operations and the strengthening of relationships with our stakeholders.
We focus our ESG efforts where we can have the most positive impact on our business and society, including issues related to:
•	Community Participation
•	Environmental Sustainability
•	Human Capital
•	Investor Outreach
This important work is driven by our core values and ensures that we enrich our communities, minimize our environmental impact, protect the health and safety of our team members and customers, and provide a diverse and inclusive workplace – all while creating value for our stakeholders. The most important investments we make are in our people. Everything we aspire to be as a company builds on our ability to come together as one team. We provide our team members a supportive work environment that empowers them to do meaningful work while fulfilling their passions and balancing work goals with life goals.
We are pleased to have published our 2022 ESG Report last Fall which highlights the Company's environmental, social, and governance (ESG) strategies, activities, progress, metrics, and performance for 2021, which is available on our website under the tab “ESG”. Our 2022 ESG Report is responsive to the Sustainability Accounting Standards Board (SASB) Multiline & Specialty Distributors sector standard and includes additional disclosures responsive to the framework established by the Task Force on Climate-related Financial Disclosures. We are committed to regular, transparent communication of our progress and look forward to bringing our stakeholders along with us on this journey.
iii

Executive Compensation
We ask that our stockholders annually approve on an advisory basis our named executive officer compensation. The Board of Directors recommends a FOR vote because it believes that our compensation policies and practices are effective in achieving the Company’s goals of rewarding sustained financial and operating performance and leadership excellence, aligning the executives’ long-term interest with those of our stockholders and motivating our executives to remain with us for long and productive careers. In 2022, over 98% of the votes cast by our stockholders approved our 2021 named executive officer compensation.
Compensation and Corporate Governance Highlights
✔ Independent Lead Director	✔ No officer severance agreements
✔ Clawback provision for certain restatements	✔ Board attendance of 97% during 2022
✔ Director independence guidelines more stringent than NYSE guidelines	✔ Robust stock ownership guidelines for our Officers and Directors
✔ No stockholder rights plan (poison pill)	✔ Annual election of our Board of Directors
✔ Say on pay advisory vote conducted annually	✔ Company policy prohibits Directors and employees from hedging our Common Stock
✔ ESG oversight by Nominating and Corporate Governance Committee
iv

Proxy statement table of contents
v

Proposal 1 – Election of Directors
The first proposal to be voted on at the annual meeting will be the election of our thirteen director nominees. Our Nominating and Corporate Governance Committee and Board of Directors recommend approval of each of the nominees outlined below. If elected, each will serve until the next annual meeting of stockholders and until their successor has been elected and qualified or until their earlier resignation or removal. Pursuant to a stockholders agreement, certain of our stockholders affiliated with Roger Penske and Mitsui & Co., Ltd. have agreed to vote together to elect members of our Board of Directors. See “Related Party Transactions” for a description of this stockholders agreement.
We appointed Greg Penske as our Vice Chair effective January 1, 2023. We previously disclosed in last year’s proxy statement that Penske Corporation informed us that it intended to recommend one of Mr. Penske’s sons, Roger Penske, Jr., to the Nominating and Corporate Governance Committee for nomination as a candidate for election in 2023, 2024 and 2025. However, Penske Corporation subsequently determined to recommend Roger Penske, Jr. as Vice Chair of the Advisory Board of Penske Transportation Solutions (PTS) effective January 1, 2023 and continue to recommend Greg Penske as a director in this proxy statement.
Director Nominees. Our Nominating and Corporate Governance Committee has established minimum qualifications for director nominees, including integrity, judgment, and personal accomplishment within their field. Experience in at least one of the following is also desired: high level of leadership experience in business or administration, breadth of knowledge concerning issues affecting our Company, willingness to contribute special competence to board activities, accomplishments within the director’s respective field, and experience reading and understanding financial statements. The Nominating and Corporate Governance Committee and Board of Directors reviewed the qualities of the Board members as a group, including the diversity of the Board’s career experiences, viewpoints, company affiliations, expertise with respect to the various facets of our business operations, and business experiences. The Board did not employ any particular benchmark with respect to these qualities but was mindful of achieving an appropriate balance of these qualities with respect to the Board of Directors as a whole. Moreover, the Board of Directors and Nominating and Corporate Governance Committee considered each nominee’s overall service to our Company during the previous term, each nominee’s personal integrity and adherence to the standards noted above, as well as the individual experience of each director noted within their biographies below. On October 31, 2021, GTT Communications, Inc. filed a voluntary petition for relief under chapter 11 of title 11 of the United States Code in the United States Bankruptcy Court for the Southern District of New York. Mr. Thompson was an executive officer of GTT Communications, Inc. until January 2022. The Board believes that the qualities and skills listed for each of the nominees, qualifies each such nominee for service as a director of our Company.
Our Board of Directors Recommends a Vote “FOR” Each of the Following Nominees:
John D. Barr – Retired Chairman, Papa Murphy’s Holdings, Inc.
Age: 75 Joined Board: 2002 Committees: Audit
Mr. Barr was the Chairman of Papa Murphy’s Holdings, Inc., a franchisor and operator of Take-N-Bake pizza from September 2009 to September 2016 and was its Chief Executive Officer from April 2004 to January 1, 2012. From 1999 until April 2004, Mr. Barr served as President and Chief Executive Officer of Automotive Performance Industries, a vehicle transportation service provider. Prior thereto, Mr. Barr was President and Chief Operating Officer, as well as a member of the Board of Directors, of Quaker State Corporation from June 1995 to 1999. Prior to joining Quaker State, Mr. Barr spent 25 years with the Valvoline Company, a subsidiary of Ashland Inc., where he was President and Chief Executive Officer from 1987 to 1995.

Individual experience: Extensive oil industry experience from serving ultimately as COO and director of Quaker State Corporation; breadth of knowledge concerning issues affecting our Company; experience with franchise business model as former CEO of Papa Murphy’s Holdings.

1

Lisa Davis – Former Chief Executive Officer Gas and Power and Managing Board Member, Siemens AG
Age: 59 Joined Board: 2017 Committees: Compensation, Corporate Governance
From August 2014 through February 2020 when she resigned, Ms. Davis served as a member of the Managing Board for Siemens AG responsible as Chief Executive Officer for the company’s Gas and Power global operations present in 80 countries around the world. Also, from January 2017 through February 2020 she served as Chair and CEO of Siemens Corporation, USA, the largest market globally for Siemens AG. From 1986 to 2014, Ms. Davis served in various capacities with Exxon Corporation, Texaco USA and Royal Dutch Shell, most recently, Executive Vice President – Strategy, Portfolio and Alternative Energy and Vice President – Lubricants and Commercial Fuels Americas, and previously numerous leadership positions in Supply and Refining. Ms. Davis is also a director for Air Products and Chemicals, Inc., Phillips 66, and C3.ai, Inc. and was previously a director of Kosmos Energy Ltd. in the past five years. In February 2023, Ms. Davis was appointed to the Advisory Board of our affiliate Penske Transportations Solutions (a private company).

Individual experience: Extensive global energy industry experience from serving in various capacities along the entire value chain from upstream to manufacturing to sales and marketing; senior executive leadership experience with international industry-leading companies; diverse experience with public company board service in the U.S. and Europe.

Wolfgang Dürheimer – Retired Chairman and CEO, Bentley Motors Ltd.
Age: 64 Joined Board: 2018 Committees: Compensation
Mr. Dürheimer served as the Chairman and Chief Executive Officer of Bentley Motors Ltd., a subsidiary of Volkswagen AG, from April 2014 to January 2018, as well as the President of its sister companies, Bugatti Automobiles S.A.S. and Bugatti International S.A. Previously, Mr. Dürheimer held various positions with Volkswagen AG and its subsidiaries, most recently as the Chief Representative of Volkswagen Group Motorsport responsible for the Group Motorsport Strategy from February 2011 to January 2018 and he was a member of the Board of Management of Audi AG from September 2012 to March 2014. From 1999 until 2011, Mr. Dürheimer worked for Porsche AG, where he was a member of the Board of Management responsible for Research and Development. Prior to joining Porsche in 1999, Mr. Dürheimer worked 14 years with BMW, where he held various managerial roles.

Individual experience: Extensive automotive industry experience with some of the Company’s largest represented brands including Audi, Bentley, BMW, and Porsche, culminating in leadership experience as Chief Executive Officer of Bentley Motors; relationships with our key automotive industry partners, breadth of knowledge concerning issues facing our Company.

Michael R. Eisenson – Founding Partner, Charlesbank Capital Partners LLC
Age: 67 Joined Board: 1993
Mr. Eisenson has served as the Founding Partner of Charlesbank Capital Partners LLC, a private investment firm and the successor to Harvard Private Capital Group, Inc. since July 1, 2017. Previously, he was CEO of Charlesbank Capital Partners LLC, which he founded in 1998. Mr. Eisenson also serves as a director of Penske Corporation and is a director of a number of other private companies.

Individual experience: Familiarity with all of the Company’s key operations from serving as our director since 1993; experience managing Charlesbank and affiliates and their portfolio companies; experience in commercial finance, private equity and leveraged finance; demonstrated success formerly serving as our Audit Committee Chair.

2

Robert H. Kurnick, Jr. – President, Penske Automotive Group
Age: 61 Joined Board: 2006
Mr. Kurnick has served as our President since April 2008. Since September 2017, Mr. Kurnick has served as Vice Chair of Penske Corporation, and from 2003 until then served as President of Penske Corporation. He has also been a director of Penske Corporation since 2003. Penske Corporation is a privately owned diversified transportation services company that holds, through its subsidiaries, interests in a number of businesses.

Individual experience: Familiarity with all of the Company’s key operations; breadth of knowledge concerning issues affecting our Company; extensive automotive industry experience; experience as Vice Chair and former President of Penske Corporation.

Kimberly J. McWaters – President and CEO, Fresh Start Women’s Foundation
Age: 58 Joined Board: 2004 Committees: Audit, Corporate Governance (Chair)
Ms. McWaters has served as President and Chief Executive Officer of Fresh Start Women’s Foundation since February 1, 2021, after a long tenure as a director of that organization. Ms. McWaters was previously President and CEO of Universal Technical Institute, Inc. (UTI), the nation’s leading provider of transportation industry technician training through October 31, 2019. She was named President of UTI in 2000, CEO in 2003 and she served as its Chairman from 2013 to 2017. Ms. McWaters joined UTI in 1984 and has held several leadership positions in the company, including Vice President of Marketing and Vice President of Sales & Marketing. Ms. McWaters is also a director of WillScot Mobile Mini Holdings Corp. and previously served as a member of the Board of Directors of UTI in the past five years.

Individual experience: Automotive industry experience with UTI; accomplishment within her field culminating with leadership experience as Chief Executive Officer of UTI; expertise relating to service and parts operations and particularly service technicians; community involvement with Fresh Start Women’s Foundation.

Kota Odagiri – Senior Vice President, Mitsui & Co. (USA), Inc.
Age: 53 Joined Board: 2021
Mr. Odagiri has served as a director since December 2021 and currently serves as Senior Vice President, Mitsui & Co. (USA), Inc. He held numerous positions with Mitsui and its affiliates starting in April 1992. Mr. Odagiri was Chairman and Managing Director of Bussan Auto Finance India Pvt. Ltd. from April 2020 to December 2021. From March 2019 to March 2020, he served as Deputy Managing Director of India Yamaha Motor Pvt. Ltd. and from April 2017 to February 2019, he served as General Manager, Group Management Framework Department in Mitsui’s First Motor Vehicles Division. From January 2015 to March 2017, he served as General Manager, Yamaha Business Department in Mitsui’s Third Motor Vehicles Division.

Individual Experience: Global automotive industry experience; breadth of knowledge concerning international opportunities; affiliation with Mitsui, which is the Company’s second largest stockholder.

3

Greg Penske – Vice Chair of the Board, Penske Automotive Group; Chairman and CEO, Penske Motor Group, LLC
Age: 60 Joined Board: 2020
Mr. Penske joined our Board in May 2020, has served as our Vice Chair of the Board since January 2023 and was previously our director from May 2014 to May 2017. Mr. Penske has been the Chairman and Chief Executive Officer of Penske Motor Group, LLC, an automotive group that includes the Toyota and Lexus brands. Mr. Penske has served on the Board of Directors of Penske Corporation since 1999, and also currently serves as a board member and Vice Chairman of Penske Entertainment and board member of Petersen Automotive Museum. Mr. Penske is the son of our Chief Executive Officer, Roger Penske.

Individual Experience: Extensive automotive retail industry experience; relationships with key automotive partners; familiarity with all of the Company’s key operations; breadth of knowledge concerning issues affecting our Company.

Roger S. Penske – Chair of the Board and CEO, Penske Automotive Group
Age: 86 Joined Board: 1999
Since May 1999, Mr. Penske has served as our Chair and CEO. Mr. Penske has also been Chairman of the Board and CEO of Penske Corporation since 1969 and Chair of the Board of Penske Truck Leasing Corporation since 1982. Mr. Penske previously served as a member of the Board of Directors of Universal Technical Institute in the past five years..

Individual experience: Extensive automotive industry experience; relationships with our key automotive partners; familiarity with all of the Company’s key operations; experience as an executive and a director of some of the world’s leading companies; significant ownership position of our stock through Penske Corporation and other affiliates.

Sandra E. Pierce – Senior Executive Vice President and Chair, Huntington Bank Michigan
Age: 64 Joined Board: 2012
Since August 2016, Ms. Pierce has been Huntington Bank’s Senior Executive Vice President, Private Bank and Regional Banking Director and Chair of Michigan. Ms. Pierce has led the Private Bank, Insurance Agency, Auto, Marine and RV businesses as well as state activities in Michigan. From February 1, 2013, until their August 2016 merger with Huntington, Ms. Pierce served as Vice Chairman of FirstMerit Corporation, and Chairman and CEO of FirstMerit Michigan. From 2005 until June 2012, Ms. Pierce served as the Chief Executive Officer and President at Charter One Bank Michigan, a division of RBS Citizens, N.A. where she had responsibilities for commercial banking and all state bank activities in Michigan as well as oversight of all state activities in Illinois and Ohio. From 1978 through 2004, Ms. Pierce served as Regional Executive of Midwest Retail Operations for JPMorgan Chase, with responsibilities for Michigan and Indiana, and she held a number of management positions in the retail, commercial lending, and private banking businesses at JPMorgan Chase and its predecessor companies, Bank One, First Chicago NBD Corp. and NBD Bancorp. Ms. Pierce is a director of American Axle and Manufacturing Holdings, Inc., and has performed leadership duties with numerous civic organizations. Ms. Pierce is also Board Chair of ITC Holdings, which was previously a public company in the past five years. In December 2022, Ms. Pierce was appointed to Michigan State University’s Board of Trustees by Michigan Governor Whitmer.

Individual Experience: Extensive retail and commercial banking experience; accomplished within her field culminating in CEO experience; extensive experience on company boards and demonstrated commitment to civic works.

4

Greg C. Smith – Principal, Greg C. Smith LLC; Former Vice Chairman, Ford Motor Company
Age: 71 Joined Board: 2017 Committees: Audit (Chair)
Mr. Smith, retired Vice Chairman of Ford Motor Company, currently serves as Principal of Greg C. Smith, LLC, a private management consulting firm, a position he has held since 2007. Previously, Mr. Smith was employed by Ford Motor Company for over 30 years until 2006. Mr. Smith held various executive-level management positions at Ford Motor Company, most recently serving as Vice Chairman from 2005 until 2006. As Vice Chairman, Mr. Smith was responsible for Ford’s Corporate Strategy and Staff, including Human Resources and Labor Affairs, Information Technology, and Automotive Strategy. Currently, Mr. Smith serves as the Non-Executive Chairman of the Board of Directors of Lear Corporation and formerly served as a director of Penske Corporation, the Federal National Mortgage Association (Fannie Mae) and Solutia, Inc. Mr. Smith serves on the Risk Oversight Advisory Council of the National Association of Corporate Directors.

Individual experience: Extensive experience as an executive and a director; experience and perspective gained from leadership role in automotive and finance; extensive public company audit committee experience.

Ronald G. Steinhart – Retired Chairman and CEO, Commercial Banking Group, Bank One Corporation
Age: 82 Joined Board: 2001 Committees: Audit
Mr. Steinhart served as Chairman and CEO, Commercial Banking Group, of Bank One Corporation from December 1996 until his retirement in January 2000. From January 1995 to December 1996, Mr. Steinhart was Chairman and CEO of Bank One, Texas, N.A. Mr. Steinhart joined Bank One in connection with its merger with Team Bank, which he founded in 1988. Mr. Steinhart is a certified public accountant (retired status) and previously served as a Director of eight other public companies and a trustee of the MFS/Compass Group of mutual funds.

Individual experience: Extensive experience in banking and commercial lending industries; experience with respect to automotive retail finance and insurance operations; extensive public company audit committee experience.

5

H. Brian Thompson – Chairman and Chief Executive Officer, Universal Telecommunications, Inc.
Age: 83 Joined Board: 2002 Committees: Compensation (Chair), Corporate Governance; Lead Independent Director
Mr. Thompson has served as a director since March 2002 and is the Chairman and Chief Executive Officer of his private equity investment and advisory firm, Universal Telecommunications, Inc. Mr. Thompson was Executive Chairman of GTT Communications, Inc., a leading global cloud network provider to multinational clients, from October 2006 to January 2022. From December 2002 to June 2007, Mr. Thompson was Chairman of Comsat International and also served as Chairman and Chief Executive Officer of Global TeleSystems Group, Inc. from March 1999 through September of 2000. Mr. Thompson was Chairman and CEO of LCI International from 1991 until its merger with Qwest Communications International Inc. in June 1998. Mr. Thompson became Vice Chairman of the board for Qwest until his resignation in December 1998. Mr. Thompson previously served as Executive Vice President of MCI Communications Corporation from 1981 to 1990, and prior to MCI, was a management consultant with the Washington, DC offices of McKinsey & Company for nine years, where he specialized in the management of telecommunications. He currently serves as a member of the board of directors of Pendrell Corporation. Mr. Thompson received his MBA from Harvard’s Graduate School of Business and holds an undergraduate degree in chemical engineering from the University of Massachusetts.

Individual experience: Extensive experience as an executive and director of numerous public companies; experience in a leadership role directing international corporations; perspective gained from leadership role in communications industry; demonstrated success serving as our lead independent director.

6

Proposal 2 – Adoption of an Amended and Restated Certificate of Incorporation to Incorporate New Delaware Law Provisions Regarding Officer Exculpation
The State of Delaware, which is our state of incorporation, recently enacted legislation that enables Delaware companies like us to limit the liability of certain of their officers in limited circumstances under Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”). In light of this legislation, we are proposing to amend Article X of our Restated Certificate of Incorporation (the “Certificate of Incorporation”) to provide for exculpation of certain of our officers from liability in specific circumstances, as permitted by Delaware law. The new Delaware legislation only permits, and our proposed amendment would only permit, exculpation for direct claims (as opposed to derivative claims made by stockholders on behalf of the Company) and would not apply to breaches of the duty of loyalty, acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, or any transaction in which the officer derived an improper personal benefit. The rationale for so limiting the scope of liability is to strike a balance between stockholders’ interest in accountability and their interest in our being able to attract and retain quality officers to work on such stockholders’ behalf. Our Certificate of Incorporation currently provides for the exculpation of directors, but does not include a provision that allows for the exculpation of officers.
The Board of Directors believes it is appropriate for us as a public company to have exculpation clauses in our Certificate of Incorporation. The nature of the role of directors and officers often requires them to make decisions on crucial matters. Frequently, directors and officers must make decisions in response to time-sensitive opportunities and challenges, which can create substantial risk of investigations, claims, actions, suits or proceedings seeking to impose liability on the basis of hindsight, especially in the current litigious environment and regardless of merit. Limiting concern about personal risk would empower both directors and officers to best exercise their business judgment in furtherance of stockholder interests. The Company expects a number of industry participants to adopt exculpation clauses that limit the personal liability of officers in their charters and failing to adopt the amendment could impact our recruitment and retention of exceptional officer candidates that conclude that the potential exposure to liabilities, costs of defense and other risks of proceedings exceeds the benefits of serving as an officer of the Company.
For the reasons stated above, we believe it is in the best interests of the Company and its stockholders that the Amended and Restated Certificate of Incorporation be approved. A complete copy of the proposed Amended and Restated Certificate of Incorporation is set forth on Annex A. The proposed amendment would better position us to attract top officer candidates and retain our current officers and enable the officers to exercise their business judgment in furtherance of the interests of our stockholders without the potential for distraction posed by the risk of personal liability. Additionally, it will align the protections for our officers with those protections afforded to our directors. Accordingly, we ask our stockholders to vote on the following resolution:
“RESOLVED, that our stockholders approve an Amended and Restated Certificate of Incorporation, including to amend and restate our Article X, which shall read in its entirety as follows:
ARTICLE X
ELIMINATION OF CERTAIN LIABILITY OF DIRECTORS AND OFFICERS
To the fullest extent permitted by the DGCL, as the same presently exists or may hereafter be amended, no director or officer shall be personally liable to the Corporation or to any stockholder for monetary damages for breach of fiduciary duty as a director or officer, except for any matter in respect of which (a) such director shall be liable under Section 174 of the DGCL or any amendment thereto or successor provision thereto, (b) such officer shall be liable in any action by or in the right of the Corporation, or (c) such director or officer shall be liable by reason that, in addition to any and all other requirements for liability, that person (A) shall have breached their duty of loyalty to the Corporation or its stockholders, (B) shall not have acted in good faith or, in failing to act, shall not have acted in good faith, (C) shall have acted in a manner involving intentional misconduct or a knowing violation of law or, in failing to act, shall have acted in a manner involving intentional misconduct or a knowing violation of law or (D) shall have derived an improper personal benefit.
7

Any repeal or modification of this Article X shall not adversely affect any right or protection of a director or officer with respect to any act or omission occurring prior to such repeal or modification. If the DGCL is amended after the date of incorporation to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL TO AMEND AND RESTATE OUR CERTIFICATE OF INCORPORATION TO INCORPORATE NEW DELAWARE LAW PROVISIONS REGARDING OFFICER EXCULPATION.
8

Proposal 3 – Ratification of the Selection of our
Independent Auditor
Our Audit Committee has selected Deloitte & Touche LLP, the member firm of Deloitte Touche Tohmatsu Limited, and their respective affiliates (collectively referred to as “Deloitte”) as our principal independent auditing firm for 2023. We have determined to submit the selection of auditors to stockholder ratification, even though it is not required by our governing documents or Delaware law. If the selection of Deloitte as our independent auditor is not ratified by our stockholders, our Audit Committee will re-evaluate its selection, taking into consideration the stockholder vote on the ratification and the advisability of selecting new auditors prior to completion of the 2023 audit.
Our Audit Committee is solely responsible for selecting, engaging and terminating our independent auditing firm, and may do so at any time at its discretion. It is anticipated that a representative of Deloitte will be present at the annual meeting with the opportunity to make a statement and to answer appropriate questions.
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT AUDITOR
9

Proposal 4 – Advisory Vote on Named Executive Officer Compensation
We annually seek a non-binding advisory vote on our named executive officer compensation. Because your vote is advisory, it will not be binding upon the Compensation and Management Development Committee (which we also refer to as our compensation committee), however, the committee will take the outcome of the vote into account when making future executive compensation decisions. Last year, our stockholders approved the compensation of our named executive officers as described under “Compensation Discussion and Analysis” and “Executive Compensation” with over 99% of the votes cast by our stockholders voting in favor. As we evaluated our compensation programs and practices, we were mindful of this strong shareholder support in deciding to maintain the overall framework of our compensation program and the majority of our compensation practices unchanged from last year.
Our compensation program is designed to motivate our executive officers to enhance long-term stockholder value and to attract and retain the highest quality executive and key employee talent available. We believe our executive compensation is aligned with increasing the value of our common stock and promoting our key strategies, values and long-term financial and operational objectives. In this regard, we note that:
•	Mr. Penske beneficially owns approximately 35.1 million shares of our common stock, which significantly aligns his interests with the stockholders’ interests
•	In the last several years, neither our Chief Executive Officer nor President has received an annual cash bonus as both only have received restricted stock grants in lieu of a cash bonus
•
The named executive officers receive restricted stock grants with vesting provisions weighted towards the third and fourth years and are subject to stock ownership requirements discussed below, which encourages long-term stock ownership

•	We do not have any employment agreements with our named executive officers and have no agreements that provide for severance payments upon termination of employment
•	Our executive officers earn no additional retirement income under any supplemental executive retirement plan
•
Executive officers are subject to a compensation recovery or “clawback” policy, which provides that we may recoup some or all of the executive officer’s incentive compensation as a result of certain detrimental conduct to encourage compliance with policies and appropriate behavior, and we prohibit our directors, officers and employees from engaging in hedging with respect to our equity securities (as discussed above under “Our Corporate Governance”)

•
We structure our compensation practices to be consistent with and support sound risk management. Our compensation committee reviews risk associated with our compensation policies and has determined such risk is not excessive

THE BOARD OF DIRECTORS BELIEVES THAT THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS IS APPROPRIATE AND RECOMMENDS A VOTE FOR THE FOLLOWING ADVISORY RESOLUTION:
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S- K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.
10

Proposal 5 – Advisory Vote on Frequency of Future Advisory Votes on Named Executive Officer Compensation
As described in Proposal 4 above, our stockholders are being provided the opportunity to cast an advisory vote on our named executive officer compensation program. The advisory vote on executive compensation described in Proposal 4 above is referred to as a “Say-on-Pay” vote. As required under Section 14A of the Securities Exchange Act, this Proposal 5 affords you the opportunity to cast a non-binding advisory vote on how often we should include a Say-on-Pay vote in our proxy materials in the future. Under this Proposal 5, stockholders may vote to have the Say-on-Pay vote every year, every two years, every three years or may abstain from voting. The next advisory vote regarding this matter will occur at the 2029 annual meeting of stockholders.
We believe that Say-on-Pay votes should be conducted every year so that stockholders may annually express their views on our executive compensation program. Our Compensation and Management Development Committee, which administers our executive compensation program, values the opinions expressed by stockholders in these votes, and even though they are non-binding, will continue to consider the outcome of these votes in making its decisions on executive compensation.
THE BOARD OF DIRECTORS BELIEVES AN ADVISORY VOTE ON OUR NAMED EXECUTIVE OFFICER COMPENSATION SHOULD OCCUR ANNUALLY AND RECOMMENDS A VOTE FOR THE FOLLOWING RESOLUTION:
“RESOLVED, that future stockholder advisory votes regarding the compensation paid to the Company's named executive officers be conducted annually is APPROVED.”
11

Our Corporate Governance
CURRENT DIRECTORS	BOD	Audit Committee	Compensation & Management Development Committee	Nominating & Corporate Governance Committee	Executive Committee

John Barr	M	F
Lisa Davis	M		M	M
Wolfgang Dürheimer	M		M
Michael Eisenson	M				M
Robert Kurnick, Jr.	M				M
Kimberly McWaters	M	F		C
Kota Odagiri	M
Greg Penske	VC
Roger Penske	C				C
Sandra Pierce	M
Greg Smith	M	C, F
Ronald Steinhart	M	F
H. Brian Thompson	M		C	M	M
No. of Meetings in 2022	5	7	5	2	0
C = Chair   VC = Vice Chair   M = Member   F = Financial Expert
Board Committees
Our Board of Directors has four standing committees: the Audit Committee, the Compensation and Management Development Committee, the Nominating and Corporate Governance Committee and the Executive Committee. Charters for the Audit, Compensation and Management Development, and Nominating and Corporate Governance committees are available on our website, www.penskeautomotive.com, under the sub-heading “Governance” within the “Investors” section. The principal responsibilities of each committee are described below. Collectively, our directors attended 97% of our board and committee meetings in 2022, and each director attended at least 92% of their respective meetings. All of our directors are encouraged to attend the annual meeting of stockholders and all directors serving at that time attended the annual meeting in 2022.
Committee Member Qualifications. Each of the members of our Audit, Compensation and Management Development, and Nominating and Corporate Governance Committees are independent under New York Stock Exchange guidelines and our guidelines for director independence. The Board of Directors has determined that all members of the Audit Committee are “independent” and “financially literate” under New York Stock Exchange rules and applicable law, and each of the four are “audit committee financial experts,” as that term is defined in Securities and Exchange Commission rules.
The Audit Committee assists the Board of Directors in fulfilling its oversight responsibility relating to the:
•	financial statements, financial reporting and financial controls
•	internal audit function
•	engagement and evaluation of the independent auditing firm
•	key credit risks, liquidity risks, market risks, cybersecurity risks and any significant cybersecurity incidents and the steps taken to assess, monitor and mitigate these risks or exposures
The Compensation and Management Development Committee assists the Board of Directors in discharging its responsibility relating to:
•	executive officers’ compensation
•	compensation and benefits of other employees
•	administration of our equity incentive plans
•	recommendations to the Board of Directors with respect to director compensation
•	management progression and succession plans
12

The Nominating and Corporate Governance Committee:
•	identifies prospective candidates for our Board of Directors
•	recommends director nominees for each annual meeting of stockholders and any interim vacancies the Board of Directors determines to fill
•	recommends to the Board of Directors corporate governance principles and policies
•	oversees the Board self-evaluation
•	oversees our compliance with legal and regulatory requirements
•	oversees our Environmental, Social and Governance (ESG) practices and reporting
Executive Committee. Our Executive Committee’s primary function is to act upon matters when the Board of Directors is not in session. The Executive Committee has the full power and authority of the Board of Directors, except to the extent limited by law or our certificate of incorporation or bylaws or other governance documents.
Board Structure and Lead Director. Roger Penske is the Chair of our Board of Directors and our Chief Executive Officer. We believe the combination of these two offices represents the most appropriate approach for our Company due to Mr. Penske’s significant ownership position through Penske Corporation, his extensive industry experience, his relationships with our key suppliers and other partners and his experience as an executive and a director of some of the world’s leading companies. In light of the combination of these positions, one of our governance principles is to have an independent “Lead Director.” Our Lead Director is responsible for:
•	coordinating and leading the activities of the outside directors
•	establishing the agenda for executive sessions of the outside directors
•	presiding at the executive sessions of the outside directors which generally occur as part of each Board meeting
•	facilitating communication between the outside directors as a group and our management team
Our Lead Director is H. Brian Thompson. You may communicate with the Lead Director by writing to us, c/o Corporate Secretary and General Counsel, 2555 Telegraph Road, Bloomfield Hills, MI 48302. All correspondence will be reviewed by our Corporate Secretary’s office, and all (other than frivolous correspondence) will be forwarded to the Lead Director. Any written communications to the independent directors as a group or the entire Board of Directors may be sent care of the Corporate Secretary as well. These communications (other than frivolous correspondence) will also be forwarded to the Lead Director.
Director Independence. A majority of our Board of Directors is independent and each of the members of our Audit, Compensation and Management Development, and Nominating and Corporate Governance committees is independent. The Board of Directors has determined that Mss. Davis and McWaters and Messrs. Barr, Dürheimer, Smith, Steinhart and Thompson are each independent in accordance with the listing requirements of the New York Stock Exchange and our guidelines for independent directors which can be found in our corporate governance guidelines on our website www.penskeautomotive.com under the sub-heading “Governance” within the “Investors” section, and as set forth below. As required by New York Stock Exchange rules, in making independence determinations with respect to directors, our Board of Directors has affirmatively determined that the independent directors have no material relationship with the Company which would interfere with the exercise of independent judgment in carrying out the responsibilities of such directors or otherwise fail to meet the individual independence tests specified by the NYSE Listed Company Manual Section 303A.02.
For a director to be considered independent under our corporate governance guidelines, the Board of Directors must determine that the director does not have any direct or indirect material relationship with us. In addition to applying these guidelines, the Board of Directors considers relevant facts and circumstances in making the determination of independence, and not merely from the standpoint of the director, but also from that of persons or organizations with which the director has an affiliation. The Board considers the transactions, relationships and arrangements between the Company, and its affiliates such as Penske Corporation, Penske Racing, Penske Entertainment and Penske Transportation Solutions and affiliates of the director, including those described under “Related Party Transactions” and elsewhere in the proxy statement, in its independence determination. The Board also considers ownership of our or our affiliates’ securities by the directors and their affiliates, ownership by our management team of any securities of affiliates of directors, and sponsorships of Penske Racing or other Penske affiliated racing entities by any of our or our directors’ affiliates.
13

Under our guidelines, which are more stringent than the New York Stock Exchange guidelines, a director will not be independent if:
1.	The director is employed by us, or an immediate family member is one of our executive officers.*
2.
The director receives more than $60,000 of direct compensation from us, other than director fees and deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).*

3.	The director is affiliated with or employed by our independent auditing firm, or an immediate family member is affiliated with or employed in a professional capacity by our independent auditing firm.
4.	An executive officer of ours serves on the compensation committee of the board of directors of a company that employs the director or an immediate family member as an executive officer.
5.
The director is an executive officer or employee, or if an immediate family member is an executive officer, of another company that does business with us and the sales by that company to us or purchases by that company from us, in any single fiscal year during the evaluation period, are more than the greater of two percent of the annual revenues of that company or $1 million.

6.
The director serves as an officer, director or trustee of a charitable organization, and our charitable contributions to the organization are more than the greater of $250,000 or one percent of that organization’s total annual charitable receipts during its last completed fiscal year.

*
Subject to the rules of the New York Stock Exchange, employment as an Interim Chair, Interim CEO or other executive officer on an interim basis, and related compensation, shall not disqualify a director from being considered independent immediately following that employment.

ESG Oversight. Our Board of Directors has delegated oversight of our ESG practices and reporting to our Nominating and Corporate Governance Committee responsible for (i) recommending to the Board our overall strategy with respect to ESG matters, (ii) overseeing our policies, practices, and performance with respect to ESG matters, and (iii) overseeing our reporting formats and standards with respect to ESG matters; provided that certain aspects of our ESG practices are managed by other committees of the Board. For example, our Compensation and Management Development Committee is responsible for oversight of social risks and social initiatives such as our efforts to promote diversity, promote equity and inclusion, reduce employee turnover and incentivize certain performance consistent with our ESG practices and goals. Our Nominating and Corporate Governance Committee reviews our ESG disclosures and discusses with management at least annually our ESG initiatives, which include our environmental risks, environmental sustainability efforts and charitable contributions. Management is responsible for the implementation and execution of our ESG practices and reporting.
Risk Oversight and Management. We have designed and implemented processes to manage risk in our operations. The role of the Board of Directors in risk management is primarily one of oversight. Management is responsible for the implementation and execution of our risk management initiatives. Our Board of Directors executes its oversight role directly and also through its various committees as set forth below.
At least quarterly, our senior leadership team prepares a comprehensive summary of certain key risks facing the Company (the “Risk Report”). The Risk Report includes feedback from multiple constituencies within the Company. Identified risks are each assigned to members of senior management or designated management committees who are tasked with monitoring such risks and, where appropriate, implementing risk mitigation efforts. The Risk Report also clarifies Board oversight of each risk and is shared and discussed at least quarterly with the Audit Committee and periodically with the full Board, with certain specified risks and mitigation efforts reported to the Board or designated standing committees on a more frequent basis, as appropriate.
Full Board of Directors
•	reviews strategic and operational risk in the context of reports from corporate management, regional executives and other officers
•	receives reports on all significant committee activities at each regular meeting
•	reviews the risks inherent in any significant Company transactions
Cybersecurity. As part of its review of the Company’s operational risks, the Board of Directors reviews cybersecurity risks facing our Company, including the potential for breach of our key information technology systems and the potential for a breach of our systems and processes relating to the protection of customer and employee confidential information. Our Chief Information Officer meets periodically with our Board and typically quarterly with our Audit Committee to review key cybersecurity and other information technology risks as well as any significant cybersecurity incidents.
14

Audit Committee
•	together with the full Board of Directors, reviews management’s assessment of the key risks facing our Company, including the key controls we rely on to mitigate those risks
•
monitors certain key risks at its regularly scheduled meetings, such as credit risks, liquidity risks, market risks, regulatory risks, litigation risks, related party transaction risk and cybersecurity risks

Nominating and Corporate Governance Committee
•	oversees compliance with legal and regulatory requirements
•	reviews risks relating to our governance structure
Compensation and Management Development Committee
•	reviews risk inherent in our compensation policies
•	reviews social risks
•	reviews the Company’s succession planning
Director Advisor Program. The Board has adopted a policy in its Corporate Governance Guidelines for the designation of certain former directors as “Director Advisors” which allows us to retain the benefits of continuing guidance from our long-tenured directors. This program is designed to encourage director refreshment while retaining access to former long-tenured directors’ valuable experience and institutional knowledge. Director Advisors are expected typically to be invited to attend two Board meetings per year and be available for continuing consultation. A Director Advisor is not entitled to attend any Board meeting, may not vote on any business coming before the Board nor is he or she counted as a member of the Board for the purpose of determining a quorum or for any other purpose. A Director Advisor is not a member of the Board or a “director” as that term is used in our bylaws, this proxy statement, our filings with Securities and Exchange Commission or otherwise.
Director Advisors are entitled to cash compensation of $60,000 per year payable in cash or Company stock at the director’s election, a charitable match opportunity and use of a Company vehicle or a $20,000 stipend, as well as reimbursement of Company expenses and travel to our meetings. We have not designated any Director Advisors for 2022 or 2023.
Securities Trading Policy Prohibition of Hedging or Short Selling. Our securities trading policy applies to all of our directors, officers and employees and restricts trading in our securities while in possession of material nonpublic information. The policy prohibits our directors, officers, employees and their designees from engaging in hedging, short sales and other trading techniques that offset any decrease in market value of our equity securities without the approval of our General Counsel and no such approvals were granted in 2022. Our policy also provides for an approval procedure for corporate management and senior field management prior to any trading activity, requires advance approval of any securities trading plan under SEC Rule 10b5-1, or otherwise, and limits trading during designated “blackout” periods. These management personnel must request pre-approval and affirm they are not in possession of any material non-public information at that time. Approval for any individual trade will only be granted in an open trading window period and once approved, the recipient has three business days to effect a trade or must reinitiate the pre-approval procedure. Approval of any securities trading plan is also subject to these limits, as well as approval of our General Counsel who will confirm all legal requirements of such plan, including any applicable waiting periods, before implementation of such plan. No officers or directors implemented Rule 10b5-1 trading plans in 2022 or 2023 year-to-date.
Stock Ownership Guidelines/Pledging. Our stock ownership guidelines, discussed in the CD&A below, require threshold levels of our stock to be held by executive officers, other senior officers and directors. These guidelines exclude any shares that are pledged by our directors and officers.
Controlled Company. Under the New York Stock Exchange rules, if a company is “controlled” it need not have a majority of independent directors or solely independent compensation or nominating committees. We are a “controlled company” because more than 50% of the voting power for the election of directors is held by Penske Corporation through its voting agreement with Mitsui & Co. and their affiliates. These entities are considered a group due to the provisions of the stockholders agreement between these parties described under “Related Party Transactions.” Even though we are a “controlled company,” we are fully compliant with the New York Stock Exchange rules for non-controlled companies.
Director Candidates. When considering new candidates for our Board of Directors, the Nominating and Corporate Governance Committee uses the network of contacts of the Board of Directors to compile potential candidates, but may also engage, if it deems appropriate, a professional search firm. The committee considers whether the nominee would be independent and
15

considers the candidate’s diversity in relation to the then existing Board, potentially including age, gender, ethnicity, geography, business experience or expertise or other factors. The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders pursuant to procedures outlined below. Stockholder proposals for nominees should be addressed to our Corporate Secretary, Penske Automotive Group, 2555 Telegraph Road, Bloomfield Hills, MI 48302. The committee’s evaluation of stockholder-proposed candidates will be the same as for any other candidates.
Director candidate submissions are to include:
•	sufficient biographical information concerning the recommended individual, including age, employment history with employer names and description of the employer’s business
•	whether such individual can read and understand financial statements
•	a list of current and previous board memberships and other affiliations of the nominee
•	a description of the specific experience, qualifications, attributes or skills that led to the conclusion that the person should serve as a director, in light of our business and structure
•	a written consent of the individual to stand for election and serve if elected by the stockholders
•	a statement of any relationships between the person recommended and the person submitting the recommendation
•
a statement of any relationships between the candidate and any automotive or truck retailer, manufacturer or supplier, as well as any other transportation business or any business that could be deemed to compete with the Company

•	proof of ownership by the person submitting the recommendation of at least 500 shares of our common stock for at least one year
Location of Corporate Governance Documents. Our corporate governance guidelines and the other documents referenced in this section are posted on our website, www.penskeautomotive.com, under the sub-heading “Governance” within the “Investors” section. Our 2022 ESG Report is posted on our website under the “ESG” tab. We have also adopted a Code of Business Conduct and Ethics that applies to all of our employees and directors. We intend to disclose waivers, if any, for our executive officers or directors from the code, and changes to the code, on our website.
Compensation Committee Interlocks and Insider Participation. During the last fiscal year, there were no compensation committee interlocks between us and other entities involving our executive officers and directors who serve as executive officers or directors of such other entities. During the last completed fiscal year, no member of the Compensation and Management Development Committee was a current or former officer or employee.
Stockholder Director Nominations and Proposals for 2024. We must receive any proposals submitted pursuant to Rule 14(a)- 8 of the SEC proxy rules intended to be presented to stockholders at our 2024 annual meeting of stockholders at our principal executive offices at 2555 Telegraph Road, Bloomfield Hills, Michigan 48302 for inclusion in the proxy statement by November 17, 2023. These proposals must also meet other requirements of the rules of the SEC relating to stockholder proposals. Any stockholder who wishes to make a director nomination or introduce an item of business, other than as described above, must comply with the procedures set forth in our bylaws, including delivering proper notice to us not less than 120 days nor more than 150 days prior to the first anniversary of the preceding year’s Annual Meeting, which means not earlier than December 13, 2023, nor later than January 12, 2024. In addition to satisfying the foregoing requirements and other procedures set forth under our bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than our nominees must provide notice that sets forth the information required by Rule 14a-19 under the Securities Exchange Act of 1934 no later than January 12, 2024.
Environmental, Social and Governance (ESG)
As a leading international, diversified transportation services company, we recognize it is our responsibility to ensure that we contribute to a healthy environment, economic opportunity, and social equity in the communities where we operate around the world. We recognize we are accountable to key stakeholders and the communities in which we do business. We are committed to responsible business practices, continuous improvement of our operations and strengthening relationships with our stakeholders. We focus our ESG efforts where we can have the most positive impact on our business and society and are driven by our core values that ensures we enrich our communities, minimize our environmental impact, protect the health and safety of our team members and customers, and provide a diverse and inclusive workplace – all while creating value for our stakeholders. The most important investments we make are in our people. Everything we aspire to be as a company builds on our ability to come together as one team. We provide our team members a supportive work environment that empowers them to do meaningful work while fulfilling their passions and balancing work goals with life goals.
16

We are pleased to have published our 2022 ESG Report which highlights the Company's environmental, social, and governance (ESG) strategies, activities, progress, metrics, and performance for 2021, which is available on our website under the tab “ESG.” The report is responsive to the Sustainability Accounting Standards Board (SASB) Multiline & Specialty Distributors sector standard and includes additional disclosures responsive to the framework established by the Task Force on Climate-related Financial Disclosures. We are committed to regular, transparent communication of our progress and look forward to bringing our stakeholders along with us on this journey. We encourage you to review our ESG report, which includes additional detail in regard to certain our key efforts highlighted below.
Community Participation. We believe community participation and charitable giving enrich the neighborhoods where we work, live and play. We are proud of these efforts and we encourage participation by all dealerships and employees, including through our commitment to the Paralyzed Veterans of America (“PVA”). Since 2015, our dealerships have supported the PVA, an organization working to ensure paralyzed and disabled veterans receive the care, benefits, and job opportunities they deserve. Each year, we match certain donations from our customers and team members to the PVA and have contributed more than $8.5 million to the group. As a company with a presence spanning four continents, we are able to make positive impacts well beyond the borders of the communities where our dealerships are located. After the outbreak of the war in Ukraine, we and our affiliate Penske Transportation Solutions made a $1 million contribution to World Central Kitchen, an organization working to supply meals to those in need at the frontlines of humanitarian, climate, and community crises. We encouraged team members to also donate to this cause, raising over $150,000 from employees.
Environmental Sustainability-Electric Vehicles. Our dealerships sell and service vehicles that are engineered and manufactured by over 35 of the world’s automotive OEMs. Our new car dealerships sell the full suite of vehicles offered by our manufacturer partners, including hybrid, plug-in hybrid and pure electric vehicles (“EVs”). EVs can reduce the emissions that contribute to climate change and smog, improving public health and reducing ecological damage.
We encourage the sale and use of EVs and are actively placing charging stations across our network to facilitate a reliable infrastructure for their use. As of December 31, 2022, our network of EV charging stations across the U.S. and the U.K. totaled over 1,600, including a combination of Level 1 (standard), Level 2 (240V), and Level 3 (fast charging) capabilities. We expect to install additional charging stations to support EVs as our manufacturer partners introduce more of these products to the marketplace. We estimate that approximately 23% of our new vehicles sold in 2022 in the U.S. and U.K. combined were either electric or hybrid electric vehicles.
Managing our Energy Use and Reducing Waste. We are committed to monitoring and managing our energy use and the environmental impacts of our business. We recognize our responsibility to advocate for a cleaner environment through self-awareness, leveraging our global partnerships, promoting cleaner driving vehicles through our dealerships and reducing pollution and waste. We have deployed several strategies for reducing or optimizing our energy use, such as installing LED lighting, occupancy sensors, energy-efficient glass, and high-efficiency heating, ventilation and air conditioning (HVAC) systems.
We are committed to reducing the environmental impact of waste produced at our facilities. We deploy several strategies to ensure the efficient use of resources and responsible disposal of waste, including hazardous waste, and use third parties to manage, collect and process recycling for many of the materials that go through our service departments. Other strategies to reduce pollution and waste include recycling worn-out tires collected from participating U.S. retail dealerships and eliminating the use of paper for internal communications and customer documentation.
Human Capital, Diversity, Equity and Inclusion. We believe that our employees are our greatest asset. We understand that exceptional customer service can only be consistently delivered by attracting, motivating, training, and retaining the very best team members. With this in mind, we put our employees at the heart of everything that we do by developing their talent and enabling them to build long-term careers.
We are committed to building a diverse and skilled workforce while providing a work environment that promotes equity and is free from any form of discrimination on the basis of race, color, creed, religion, sex (including breast feeding and related medical conditions), pregnancy, sexual orientation, gender identity and expression, marital status, national origin, ancestry, citizenship status, uniform service member and veteran status, age, genetic information, protected medical condition, disability, or any other protected status in accordance with all applicable federal, state, and local laws.
Investor Outreach. We have an investor outreach program that aims to engage prospective and current shareholders throughout the year. Engagement activities includes participation in industry conferences and events, sell-side research conferences, one-on-one meetings with current and potential investors, quarterly financial results conference calls, and visits to our locations.
17

AUDIT COMMITTEE REPORT
The Audit Committee of the Board of Directors is responsible for providing independent, objective oversight of our accounting functions and internal controls as more fully discussed above under “Our Corporate Governance.” The Audit Committee has the sole authority to retain and terminate our independent auditing firm, and is responsible for recommending to the Board of Directors that our financial statements be included in our annual report on Form 10-K.
The Audit Committee took a number of steps in making this recommendation for our 2022 annual report. The Audit Committee discussed with our independent auditing firm those matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC, including information regarding their independence and the scope and results of their audit. These communications and discussions were intended to assist the Audit Committee in overseeing the financial reporting and disclosure process. The Audit Committee also discussed the independent auditing firm’s independence and received the letters and written disclosures from the independent auditing firm required by the PCAOB. Finally, the Audit Committee reviewed and discussed the annual audited financial statements with our management and the independent auditing firm in advance of the public release of operating results, and before the filing of our annual and quarterly reports with the SEC.
Based on the foregoing, and other matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to the Board of Directors that our audited financial statements be included in our 2022 annual report on Form 10- K as filed with the SEC on February 21, 2023.
The Audit Committee of the Board of Directors
Greg Smith (Chair)	Kimberly McWaters
John Barr	Ronald Steinhart
18

INDEPENDENT AUDITING FIRM FEES
Deloitte & Touche LLP is our principal independent registered public accounting firm. We paid Deloitte & Touche LLP the fees described below in 2022 and 2021, all of which services were approved by our Audit Committee:
Audit Services:
•	audits of our consolidated financial statements
•	audits of management’s assessment of internal control over financial reporting
•	reviews of quarterly financial statements
•	other services normally provided in connection with statutory or regulatory engagements
Audit Related Services:
•	services in connection with registration statements filed with the Securities and Exchange Commission
•	acquisition due diligence
•	audits of benefit plans
•	consents and comfort letters
•	accounting research and consultation
Tax Fees:
•	services rendered by the independent auditing firms in connection with tax compliance, planning and advice, including in connection with acquisitions
	2022	2021
Audit Fees	$3,920,383	$3,866,136
Audit Related Fees	83,984	144,359
Tax Fees
Tax Compliance	49,023	26,735
Other Tax Fees	46,582	37,858
All Other Fees	—	—
Total Fees	$4,099,972	$4,075,088
The Audit Committee has considered the nature of the above-listed services provided by Deloitte and determined that they are compatible with their provision of independent audit services under relevant guidance. The Audit Committee has discussed these services with Deloitte and management and determined that they are permitted under the Code of Professional Conduct of the American Institute of Certified Public Accountants, the auditor independence requirements of the Public Company Accounting Oversight Board, and the laws and regulations administered by the Securities and Exchange Commission.
Pre-approval Policy. The Audit Committee has adopted a policy requiring pre-approval of all audit and non-audit services provided by Deloitte. The primary purpose of this policy is to ensure that we engage our public accountants with a view toward maintaining independence. The Audit Committee is required to pre-approve all services relating to work performed for us by Deloitte and related fees. The Audit Committee must also approve fees incurred for pre-approved services that are in excess of the approved amount. Pre-approval of audit and non-audit services and fees may be given at any time up to a year before commencement of the specified service. The Chair of the Audit Committee may independently approve fees and services as long as they are reviewed and ratified by the Audit Committee at its next regularly scheduled meeting. All of the services and related fees set forth above were approved by the Audit Committee in accordance with this policy.
19

Executive Officers
Our named executive officers, whose compensation we describe below, are Messrs. Denker, Kurnick, Penske and Spradlin and Ms. Hulgrave. Each of our named executive officers was elected by the Board of Directors and will hold office until their successors have been duly elected and qualified or until their earlier resignation or removal from office. Biographies of Messrs. Kurnick and Penske are set forth above. Biographies of our other named executive officers are provided below:
Bud Denker, 64, has served as our Executive Vice President – Human Resources since July 2015. He also serves as President of Penske Corporation, and as Executive Vice President of Penske Racing. Mr. Denker served as our Executive Vice President – Marketing from July 2005 to June 2015. Prior to joining us, Mr. Denker served as Vice President, Brand and Market Development for Eastman Kodak Company from 2001-2005.
Shelley Hulgrave, 44, has served as our Executive Vice President and Chief Financial Officer since June 2021 and prior to that served as our Senior Vice President since February 2020 and our Vice President and Corporate Controller since June 2015. She has also served as our Corporate Accounting Manager since October 2006. Prior to joining us, Ms. Hulgrave held various positions for DaimlerChrysler Financial and Ernst & Young.
Shane Spradlin, 53, has served as our Executive Vice President since February 2010, our General Counsel since December 2007, and our Corporate Secretary since March 2004. Mr. Spradlin joined our Company in March 2003. From 1999 to 2003, he served as Corporate Counsel to Nextel Communications in Reston, Virginia. From 1995 through 1999, Mr. Spradlin was an associate with the New York and Washington, D.C. offices of Latham & Watkins, specializing in corporate finance and mergers and acquisitions.
20

Compensation Committee Report
The Compensation and Management Development Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis set forth below with management. Based on this review and these discussions with management, the committee has recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.
The Compensation & Management Development Committee of the Board of Directors
H. Brian Thompson (Chair)	Wolfgang Dürheimer Lisa Davis
Compensation Discussion and Analysis
Compensation Philosophy. Other than with respect to Messrs. Kurnick and Penske, the majority of our executive and employee compensation is payable in cash in the short-term and is comprised principally of salary and cash bonuses. We use cash compensation as the majority of our compensation because we believe it provides the most flexibility for our employees and is less dilutive to existing stockholders than equity compensation. The compensation committee also recognizes that stock prices may reflect factors other than long-term performance, such as general economic conditions and varying attitudes among investors toward the stock market in general and toward automotive retail companies specifically. However, we also provide long-term compensation in the form of restricted stock awards for senior employees, including each of our named executive officers (“NEOs”). Our restricted stock program awards typically vest over four years, with 70% of any award vesting in the third and fourth years. We believe this long-term compensation helps to align management’s goals with those of our other stockholders and provides a long-term retention inducement for our key employees, as discussed below under the heading “Long-Term Incentive Plans.”
Outside Advisors and Consultants. Our compensation committee has full access to any of our employees and has the authority to hire outside consultants and advisors at its discretion, though it did not do so in 2022. All NEO compensation determinations are made by the committee, using its independent judgment and analysis.
Role of Executive Officers. The compensation committee relies on our senior management to assist in fulfilling many of its duties, in particular our Executive Vice President – Human Resources and Chief Executive Officer, each of whom attends part of most committee meetings. These executives make recommendations concerning our compensation policies generally, certain specific elements of compensation for senior management (such as equity awards and bonuses), and report to the committee as to Company personnel and developments. Our executives do not participate in determining their own compensation.
Addressing Risk. Our compensation committee recognizes that any incentive-based compensation arrangement induces an inherent element of risk taking by senior management. We incentivize management through annual discretionary bonuses, restricted stock grants and, in some cases, performance-based bonuses. The committee assesses the risk related to our compensation policies for the named executive officers and for the employees generally and has determined that our compensation arrangements do not lend themselves to unnecessary or excessive risk taking. The committee believes that any inherent risk is mitigated by the following factors:
•	Our compensation recovery policy noted below
•	Our committee’s discretion to reduce any performance-based award
•	Approximately 70% of the equity compensation we issue vests in the third and fourth years
•	Rigorous internal and external audits of our consolidated results
•	Our commitment to full compliance with our code of conduct
•	Thorough investigation of all fraud and financial-related complaints, including those received on our anonymous hotline
The responsibilities of the compensation committee and committee member independence are described under “Our Corporate Governance” beginning on page 12.
Compensation Recovery (“Clawback”) Policy. We have a policy regarding the recovery of unfairly earned compensation. Under the policy, if our Board determines that a member of management earned performance based compensation or incentive compensation within the last three years due to fraud, negligence or intentional misconduct, and such conduct was
21

a significant contributing factor to our restating our financial statements or the reporting of material inaccuracies relating to financial reporting or other performance metrics used in those awards, our Board has the discretion to cause that employee to repay and/or forfeit all compensation that was expressly conditioned upon the achievement of the misreported financial results.
Equity Award Approval Policy. We have an equity award approval policy which requires that all equity awards be approved by the committee and that the grant date of all awards except those discussed below shall be the date of the approval by the committee. As part of that policy, the compensation committee delegated to our Chief Executive Officer the authority to grant or accelerate the vesting of awards with respect to 50,000 shares of our common stock per year, other than awards to executive officers, provided the grant or vesting of the awards are reported to the committee at its next meeting. Our Chief Executive Officer approved the grant or vesting of awards with respect to 25,082 shares under that authority in 2022, which awards were ratified by the committee.
Stock Ownership Guidelines. Our stock ownership guidelines are designed to align our management and Board members’ interests with our stockholders. The guidelines require that officers and directors own the following levels of common stock, expressed as a multiple of base salary.
Executive Officer Level	Multiple of Base Salary
CEO	8x
President	4x
Other Senior Executives	2x
Non-employee board members are required to own common stock equal to ten times our annual retainer (currently, $60,000 x 10 = $600,000). Directors and officers have five years from appointment to reach the minimum ownership level, though our policy allows extensions at the discretion of the Chair and Lead Director. These guidelines exclude any shares that are pledged by any of our directors and officers, and also include any shares of restricted stock held by the officer or director.
Determination of Compensation Amounts. The compensation committee determines all aspects of compensation for our NEOs. In making decisions regarding non-CEO compensation, the committee receives input from our Chief Executive Officer. The committee believes that solely using annual quantitative performance measurements does not create the appropriate balance of incentives to build long-term value. Thus, the committee evaluates a broad range of qualitative factors, including reliability, a track record of integrity, good judgment, foresight and the ability to lead others.
The committee reviews salary adjustments with a view to maintaining external compensation competitiveness. We annually benchmark competitiveness of our total compensation against a group of publicly traded automotive retailers which in 2022 consisted of Asbury Automotive Group, AutoNation, CarMax, Group 1 Automotive, Lithia Motors and Sonic Automotive. While we benchmark our compensation, we do not target a specific quartile of pay for our NEOs as compared to our peers.
In addition to the above-mentioned factors, the level of compensation that we pay to Messrs. Denker and Kurnick reflect that each devotes a percentage of his time to affiliated companies for which they receive additional compensation from Penske Corporation. Specifically, Mr. Kurnick serves as Penske Corporation’s Vice Chair and Mr. Denker serves as the President of Penske Corporation. Our committee does not track the exact percentage of time spent on Penske Automotive versus affiliated matters, recognizing that the amount varies from year to year, but it is generally expected that each will spend approximately 75% of his time on Penske Automotive matters. We were reimbursed approximately four percent of Mr. Spradlin’s base salary by Penske Corporation to reflect his efforts on behalf of Penske Corporation. The full amount of Mr. Spradlin’s base salary is shown in the table below.
Our Compensation Program. Our compensation program primarily consists of four elements:
•	Base salary
•	Annual discretionary cash bonus payments
•	Restricted stock awards
•	Employee health and welfare plan participation and other benefits, such as a vehicle allowance
22

Base Salary. The salaries of our NEOs are determined by scope of job responsibility, experience, individual performance, historical salary levels and the benchmarking information discussed above. The evaluation of the individual’s performance is based upon the committee’s perception of that individual’s performance, based in large part on input from our Chief Executive Officer with respect to each of the other NEOs, and the factors noted above under “Determination of Compensation Amounts.”
The committee also considers our Company-wide performance in the prior year and general economic factors when setting base salary levels for each of the NEOs. The items of corporate performance that are considered for our NEOs are the same as those with respect to the award detailed below under “Long-Term Incentive Plans.” Our compensation committee uses these factors in a subjective evaluation to gauge Company performance, keeping in mind the impact of the general performance of the automotive retail industry. Beginning January 1, 2022, we increased the annual base salaries of Messrs. Kurnick and Penske by $100,000 and $200,000, respectively, based on the committee’s review of these factors. Beginning December 1, 2022, Ms. Hulgrave’s annual base salary was increased by $100,000, and beginning January 1, 2023, Messrs. Denker and Spradlin’s annual base salaries were each increased by $25,000, in each case based on the Committee’s review of these factors.
Annual Bonus Payments. Our senior management is eligible to receive annual discretionary cash bonus payments. Our Chief Executive Officer and President have not received any discretionary bonus payments, and instead receive only the restricted stock grants resulting from their achievement of performance goals, as described below under “Long-Term Incentive Plans.” We pay annual cash bonuses to our other NEOs to provide an incentive for future performance and as a reward for performance during the prior year. These discretionary bonus payments are determined in varying degrees based on three criteria:
•	Company-wide performance in the prior year
•	Evaluation of an individual’s performance in the prior year
•	Evaluation of the annual performance of an individual’s business unit in the prior year
The items of Company-wide performance that are considered for our NEOs are the same as those detailed below under “Long-Term Incentive Plans.” Our compensation committee uses these factors to evaluate Company performance, keeping in mind the impact of the overall performance of the business sectors in which we compete. The evaluation of the individual’s performance and the performance of the individual’s business unit is based on the committee’s perception of that performance, based in part on input from our Chief Executive Officer and the factors noted above under “Determination of Compensation Amounts.”
Restricted Stock Awards. Each member of senior management, including each of the NEOs, is eligible to receive a restricted stock award because we believe these awards effectively align management’s goals with those of our other stockholders. Restricted stock grants for management typically vest over four years at a rate of 15%, 15%, 20% and 50% per year, and are subject to forfeiture in the event the employee departs from the Company before vesting. We believe these awards provide a longer-term incentive for management because the majority of the award vests in the third and fourth year. We employ this form of compensation in part because many of our initiatives may take several years to yield benefits. We also believe that weighted vesting of these awards provides an additional incentive to retain our valuable employees due to the unvested value that may be created over time. Our restricted stock awards mirror our other outstanding stock, providing dividend and voting rights prior to vesting.
In 2022, each of our NEOs other than Ms. Hulgrave received restricted stock awards resulting from achievement of the long-term incentive plan awards discussed below as well. Ms. Hulgrave received a discretionary award in 2022 as she was named Chief Financial Officer in 2021 after the long-term incentive awards for the other officers had been implemented. In total in 2022, the committee approved the grant of 304,626 equity incentive awards under our equity plans (representing approximately 0.4% of our current outstanding equity), including all of the awards to our NEOs. Awards were granted under our 2020 Equity Incentive Plan which originally provided up to five million shares for equity awards. In February 2023, each of our NEOs received restricted stock awards resulting from achievement of the long-term incentive plan awards discussed below.
Other Compensation. We may also provide our NEOs, and certain other employees, with selected other benefits or perquisites in order to attract and retain them. With respect to health and welfare benefits, the committee believes that our employees should receive a meaningful benefit package commensurate with those of other automotive retailers, recognizing the increasing cost of those benefits in recent years. We also provide our U.S. employees with matching under our 401(k) plan.
23

Our NEOs, as well as other eligible employees, may defer up to 50% of their base salary and up to 95% of their bonus compensation pursuant to the Penske Automotive Group, Inc. Amended and Restated Deferred Compensation Plan (the “DCP”). The DCP is an unfunded, non-qualified deferred compensation plan which provides the opportunity to accumulate additional savings for retirement on a tax deferred basis. The Company does not match funds deferred through this plan. Additional details regarding our DCP can be found below in the “Nonqualified Deferred Compensation” table.
Our NEOs and directors are also provided with an automobile allowance or the use of a Company vehicle. From time to time, we may provide other benefits to certain members of our senior management. We have valued these benefits in the “All Other Compensation” column of the “Summary Compensation” table below based on our cost. We review these benefits on a case-by-case basis and believe, if limited in scope, such benefits can provide an incentive to long-term performance and help retain our valuable employees.
No Employment Agreements or Pre-arranged Severance Compensation. None of our current executive officers have been provided an employment agreement, nor are they entitled to any pre-arranged severance compensation from our Company. We believe our mix of short-term and long-term compensation provides a retention incentive that makes an employment contract unnecessary, while providing us flexibility with respect to managing the departure of an executive officer. Our lack of pre-arranged severance compensation is consistent with our performance-based compensation philosophy and provides us the flexibility to enter into post-employment arrangements based on circumstances existing upon departure. We have historically entered into varying types of severance arrangements with departing members of our senior management, which have included vesting of restricted stock and consulting agreements, as we believe it may be important to have continuing access to these individuals’ knowledge base and guidance. With respect to a change in control, none of our current executive officers have been guaranteed any change of control payments, however, our restricted stock grants vest in the event of a change of control.
Long-Term Incentive Plans. In February 2022, our compensation committee established 2022 performance targets for a performance-based award for each of the NEOs. The earned payouts for these awards are set forth in the table below and, for Messrs. Denker and Spradlin, and Ms. Hulgrave, were paid in shares of restricted stock in February 2023 as set forth below. Messrs. Kurnick and Penske, however, waived the acceptance of approximately 33% and 27%, respectively, of the resulting awards. While each earned $7.5 million and $1.5 million, respectively, Mr. Kurnick waived the acceptance of $500,000 of that award and Mr. Penske waived acceptance of $2.0 million of that award in light of the increase in value of previously earned awards and to provide additional opportunity for awards to others in management without additional shareholder dilution. The amount noted in the table below reflects the award amounts that were achieved and accepted.
For each of the NEOs, the amount of restricted stock noted below granted in February 2023 and vesting over a four-year period was calculated by dividing the total award achieved and accepted by our average closing stock price for each trading day in 2022 ($108.55). Messrs. Kurnick and Penske do not receive cash bonuses. Their performance bonuses are paid only in shares of restricted stock as a result of the long-term incentive plans.
24

2022 Long-Term Incentive Award Amounts
Name and Principal Position	Target ($)	Maximum ($)	Payment($)	Payment(Shares)

Roger Penske, Chief Executive Officer (1)	5,000,000	8,000,000	5,500,000	50,668

Robert Kurnick, Jr., President (1)	1,000,000	1,600,000	1,000,000	9,212

Shelley Hulgrave, EVP & Chief Financial Officer	500,000	800,000	750,000	6,909

Bud Denker, EVP – Human Resources	500,000	800,000	750,000	6,909

Shane Spradlin, EVP and General Counsel	500,000	800,000	750,000	6,909

(1)	Reflects a reduced amount as Messrs. Kurnick and Penske waived the acceptance of $500,000 and $2.0 million of their awards, respectively, as discussed above.
The specific 2022 performance objectives for these officers listed above and results were as follows:
Objective		Result	% of Award	Achievement
•	EBITDA (earnings before interest, taxes, depreciation and amortization) of $1,650 million (100% attainment), EBITDA below $1,518 million results in no attainment, EBITDA of $1,518 million results in 50% attainment, and EBITDA of $1,726 million yields 200% attainment (1)	$2,057	20%	40%
•	Comparative earnings per share of $13.01 to $13.61 (100% attainment), EPS of $12.46 to $13.00 (50% attainment) and EPS over $13.61 (200% attainment)	$18.55	10%	20%
•	Operating margin of 4.34% to 4.41% (100% attainment), operating margin of 4.20% to 4.26% (50% attainment), operating margin of 4.27% to 4.33% (75% attainment) and above 4.41% (200% attainment) (2)	5.35%	10%	20%
•	Common stock price performance exceeds performance of 5 of 8 selected peer group companies (100% attainment). Outperformance of 4 of 8 yields 50% attainment, 6 of 8 yields 125% attainment, 7 of 8 yields 150% attainment and 8 of 8 yields 200% attainment (3)	8 of 8	10%	20%
•	Customer satisfaction scores exceed manufacturer objectives at 90% of our U.S. dealerships	Exceeds	10%	10%
•	No material weaknesses in our internal controls	None	5%	5%
•	ESG Metric – Increase the number of electric vehicle charging stations to 1,300	Achieved	7.5%	7.5%
•	ESG Metric – Complete values-based diversity and inclusion training to 1,800 associates	(4)	7.5%	7.5%(4)
•	Component is discretionary in the determination of our Compensation and Management Development Committee	Awarded	20%	20%
Total			100%	150%
•	Supplemental ESG Metric – Representation by the company in Newsweek’s Top 500 Most Responsible Companies	Not Achieved	10%	0%
			110%	150%
(1)	Performance between these amounts yields pro rata attainment
(2)	Operating margin is the ratio of operating income to total revenue
(3)	The peer group companies for this purpose are Asbury Automotive, AutoNation, CarMax, Group 1 Automotive, Lithia Automotive, Sonic Automotive, Ryder and Pendragon PLC (U.K.)
(4)
This objective was not met. However, the compensation committee believes that the underperformance on this objective was due to the inability to conduct in-person training which was not subject to the influence of our management and therefore determined to pay out this objective at the full 7.5%.

25

2023 Long-Term Incentive Award Amounts
In February 2023, the committee established similar performance-based awards for our NEOs in the amounts specified below to be paid in shares of restricted stock to be granted in 2024 calculated by dividing the resulting total award achieved by the average PAG closing stock price for each trading day in 2023.
Name and Principal Position	Minimum ($)	Target ($)	Maximum ($)

Roger Penske, Chief Executive Officer	2,500,000	5,000,000	8,000,000

Robert Kurnick, Jr., President	500,000	1,000,000	1,600,000

Shelley Hulgrave, EVP & CFO	250,000	500,000	800,000

Bud Denker, EVP – Human Resources	250,000	500,000	800,000

Shane Spradlin, EVP & General Counsel	250,000	500,000	800,000
The performance objectives for these awards are as follows:
Objective		% of Award
•	EBITDA (earnings before interest, taxes, depreciation and amortization) of $1,888 million (100% attainment), EBITDA below $1,737 million results in no attainment, EBITDA of $1,737 million results in 50% attainment, and EBITDA of $1,974 million yields 200% attainment (1)	20%
•	Comparative earnings per share of $16.34 to $17.10 (100% attainment), EPS of $15.66 to $16.33 (50% attainment), EPS of $17.11 to $17.96 (200% attainment), and EPS over $17.97 (300% attainment)	10%
•	Common stock price performance exceeds performance of 3 of 5 selected peer group companies (100% attainment). Outperformance of 4 of 5 yields 150% attainment and 5 of 5 yields 200% attainment (2)	10%
•	Customer satisfaction scores exceed manufacturer objectives at 90% of our U.S. dealerships	10%
•	No material weaknesses in our internal controls	10%
•	ESG Metric – Annual global turnover no more than 1% greater than prior year annual turnover	10%
•	ESG Metric – U.S. franchised automotive gender diversity equal or above NADA average	10%
•	Component is discretionary in the determination of our Compensation and Management Development Committee	20%
Total		100%
•	Supplemental ESG Metric – U.S. net promotor score (NPS) for employee opinion survey higher than peer NPS	10%
		110%
(1)	Performance between these amounts yields pro rata attainment
(2)	The peer group companies for this purpose are Asbury Automotive, AutoNation, Lithia Automotive, Group 1 Automotive and Sonic Automotive
26

Executive Compensation
The following table contains information concerning 2022 annual and long-term compensation for our Chief Executive Officer, Chief Financial Officer and each of our three other most highly compensated executive officers, collectively referred to as the “named executive officers” or “NEOs”.” For a discussion of our methodology in valuing the items set forth under “All Other Compensation,” see “Compensation Discussion & Analysis – Other Compensation.”
2022 Summary Compensation Table
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	All Other Compensation ($)	Total ($)

Roger Penske Chief Executive Officer	2022	1,600,000		5,000,000	700,613 (2)	7,300,613
	2021	1,400,000	—	5,000,000	581,685	6,981,685
	2020	700,000	—	5,000,000	279,555	5,979,555

Robert Kurnick, Jr. President	2022	900,000		1,000,000	217,834 (3)	2,117,834
	2021	800,000	—	1,000,000	194,036	1,994,036
	2020	400,000	—	1,000,000	133,581	1,533,581

Shelley Hulgrave EVP & Chief Financial Officer	2022	504,167	450,000	1,249,983 (4)	83,297 (5)	2,287,447
	2021	438,542	350,000	250,000	58,639	1,097,181

Bud Denker EVP – Human Resources	2022	625,000	600,000	500,000	64,732 (6)	1,789,732
	2021	610,417	550,000	500,000	50,335	1,710,752
	2020	548,958	400,000	500,000	19,488	1,468,446

Shane Spradlin EVP, General Counsel & Secretary	2022	625,000	600,000	500,000	116,637 (7)	1,841,637
	2021	610,417	550,000	500,000	107,057	1,767,474
	2020	548,958	400,000	500,000	64,394	1,513,352
(1)
These amounts represent the grant date fair value of the long-term incentive awards which were settled by issuing shares of restricted stock in February of the subsequent year all computed in accordance with FASB ASC Topic 718. Additional assumptions used in the calculation of the amounts in this column are included in footnote 13 to our audited financial statements for the year ended December 31, 2022 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 21, 2023. These amounts represent the target amount for the awards. The 2023 payouts for these performance-based awards are each set forth in the table below which was ultimately paid in shares of restricted stock in February 2023 valued as set forth above. For Ms. Hulgrave, the 2021 award represents the value of the discretionary restricted stock award she received in February 2021, and for 2022, the amount also includes, in addition to the target amount of the 2022 long-term incentive award, the value of the discretionary award she received in 2022.

(2)	Consists of $650,613 of dividends on unvested restricted stock awards and $50,000 in charitable donations pursuant to our director charitable matching program.
(3)	Consists of $37,670 for an automobile allowance, $50,000 in charitable donations pursuant to our director charitable matching program and $130,164 in dividends on unvested restricted stock awards.
(4)
As discussed in footnote (1) above, represents two years of stock awards for Ms. Hulgrave: the discretionary award issued in February 2022 ($749,983), and the long-term incentive award for 2022 ($500,000).

(5)
Consists of $27,600 for an automobile allowance, matching funds under our U.S. 401(k) plan, Company-sponsored life insurance, Company-sponsored lunch program, $28,767 in dividends on unvested restricted stock awards, payments for a country club membership, use of sporting event tickets and a tax allowance of $4,329.

(6)	Represents dividends on unvested restricted stock.
(7)
Represents an automobile allowance, Company-sponsored life insurance, matching funds under our U.S. 401(k) plan, Company-sponsored lunch program, payments for a country club membership, use of sporting event tickets, dividends on unvested restricted stock of $64,732, and a tax allowance of $5,173.

27

2022 Long-Term Incentive Award Amounts
Name and Principal Position	Target ($)	Maximum ($)	Award ($)

Roger Penske Chief Executive Officer	5,000,000	8,000,000	5,500,000 (1)

Robert Kurnick, Jr. President	1,000,000	1,600,000	1,000,000 (1)

Shelley Hulgrave EVP and Chief Financial Officer	500,000	800,000	750,000

Bud Denker EVP, Human Resources	500,000	800,000	750,000

Shane Spradlin EVP, General Counsel & Secretary	500,000	800,000	750,000
(1)
Reflects a reduced amount as Messrs. Kurnick and Penske waived the acceptance of $500,000 and $2.0 million of their awards, respectively, as discussed above under “Compensation Discussion & Analysis-Long-Term Incentive Plans”.

Grants of Plan-Based Awards in 2022
		Estimated Future Payouts under Equity Incentive Plan Awards(1)		All other Awards: Number of Shares of Stock(2)	Grant Date Fair Value of Stock Awards ($)(3)
Name and Principal Position	Grant Date	Target ($)	Maximum ($)

Roger Penske Chief Executive Officer	2/15/2022	5,000,000	8,000,000		5,000,000
	2/15/2022			86,498	8,691,319

Robert Kurnick, Jr. President	2/15/2022	1,000,000	1,600,000		1,000,000
	2/15/2022			17,300	1,738,304

Shelley Hulgrave EVP and Chief Financial Officer	2/15/2022	500,000	800,000		500,000
	2/15/2022			7,464	749,983

Bud Denker EVP, Human Resources	2/15/2022	500,000	800,000		500,000
	2/15/2022			8,650	869,152

Shane Spradlin EVP, General Counsel & Sec.	2/15/2022	500,000	800,000		500,000
	2/15/2022			8,650	869,152
(1)
These columns show the target and maximum award values for the awards granted under our 2022 Long-Term Incentive Plan described above under the heading “2022 Long-Term Incentive Awards” which awards were paid out in shares of restricted stock in February 2023.

(2)	For Ms. Hulgrave, reflects her discretionary award in February 2022 and for the others, reflects the shares that were issued in February 2022 to settle the 2021 Long-Term Incentive Awards.
(3)	Computed in accordance with ASC 718.
28

Outstanding Equity Awards at 2022 Year-End
	Stock Awards
Name	Number of Shares of Stock That Have Not Vested (#)	Market Value of Shares of Stock That Have Not Vested (1)

Roger Penske Chief Executive Officer	343,914 (2)	$39,526,036
Robert Kurnick, Jr. President	67,876 (3)	7,800,989
Shelley Hulgrave EVP & Chief Financial Officer	21,017 (4)	2,415,484
Bud Denker EVP, Human Resources	36,232 (5)	4,164,144
Shane Spradlin EVP, General Counsel & Secretary	36,232 (5)	4,164,144
(1)	Market value is based upon the closing price of our common stock on December 31, 2022 ($114.93).
(2)	These restricted shares vest as follows:
June 1, 2023 – 97,137	June 1, 2026 – 53,386
June 1, 2024 – 71,474	June 1, 2027 – 25,344
June 1, 2025 – 96,573
(3)	These restricted shares vest as follows:
June 1, 2023 – 19,433	June 1, 2026 – 10,493
June 1, 2024 – 14,158	June 1, 2027 – 4,606
June 1, 2025 – 19,186
(4)	These restricted shares vest as follows:
June 1, 2023 – 3,845	June 1, 2026 – 5,113
June 1, 2024 – 4,174	June 1, 2027 – 3,455
June 1, 2025 – 4,430
(5)	These restricted shares vest as follows:
June 1, 2023 – 9,713	June 1, 2026 – 5,706
June 1, 2024 – 7,424	June 1, 2027 – 3,455
June 1, 2025 – 9,934
Stock Vested During 2022
	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Roger Penske Chief Executive Officer	86,896	$10,099,922
Robert Kurnick, Jr. President	17,382	2,020,310
Shelley Hulgrave EVP & Chief Financial Officer	3,167	368,100
Bud Denker EVP – Human Resources	8,349	970,404
Shane Spradlin EVP, General Counsel & Secretary	8,349	970,404
29

Nonqualified Deferred Compensation for 2022
The Penske Automotive Group, Inc. Amended and Restated Deferred Compensation Plan (“DCP”) allows qualifying individuals, including our NEOs, to defer on a pre-tax basis up to 50% of their base salary and/or up to 95% of their annual bonus for a specified period of time, and/or until their retirement or separation from the Company. The deferred assets are held in a rabbi trust and are invested notionally on behalf of the participants. In the event of termination of employment, all balances would be paid in either a lump sum or up to ten annual installments, according to the participant’s prior election. We do not provide any matching contributions and we do not guarantee a minimum return on these amounts. We believe the DCP is an important tool for recruiting key employees and assists in employee retention. The table below reflects the contributions, earnings, withdrawals, distributions during 2022, and account balances as of December 31, 2022 for each NEO.
Name	Executive Contributions In Last FY(1)	Registrant Contributions In Last FY	Aggregate Earnings In Last FY (2)	Aggregate Withdrawals / Distributions	Aggregate Balance at Last FYE (3)

Roger Penske Chief Executive Officer	–	–	–	–	–

Robert Kurnick, Jr. President	–	–	–	–	–

Shelley Hulgrave EVP & Chief Financial Officer	$117,812	–	($43,645)	–	$310,610

Bud Denker EVP, Human Resources	$182,500	–	($80,454)	–	$477,136

Shane Spradlin EVP, General Counsel & Secretary	$492,970	–	($186,456)	–	$1,346,267
(1)	These amounts are reported in the “Salary” and “Bonus” columns of the Summary Compensation Table.
(2)	The amounts in this column were not reported as compensation in the Summary Compensation Table.
(3)
The following amounts represent the amounts reported in this column which were reported as compensation to the named executive officer in the Summary Compensation Table for previous years: Shelley Hulgrave – $214,891; Bud Denker – $422,929; Shane Spradlin – $1,234,100.

Pension Benefits. Our executive officers are not eligible to participate in any defined benefit compensation plans.
“Golden Parachutes” or Termination/Change in Control Payments. None of our current NEOs have been provided an employment agreement, nor are they entitled to any pre-arranged severance compensation. With respect to a change in control, none of our current NEOs have been guaranteed any change of control payments, however, our restricted stock grants vest in the event of a change of control. See the table above captioned “Outstanding Equity Awards at 2022 Year-End” for the number of shares and values that would vest assuming a change of control occurred on December 31, 2022.
30

Pay Versus Performance. In 2022, the SEC adopted new disclosure requirements for issuers which require us to present the following disclosures of our “pay versus performance”. These disclosures are intended to show the relationship of the compensation we paid to certain of our executives compared to our financial performance over the past three years. Below you will find: (1) a new table with three years of information on compensation “actually paid” to the Principal Executive Officer, which is our CEO, and our other NEOs for the applicable years on average as a group, as well as Total Shareholder Return (“TSR”), net income and EBITDA, as described below; (2) new disclosures explaining the relationship between compensation “actually paid” and the performance measures disclosed in the Pay versus Performance Table; and (3) a tabular list of financial performance measures we use to link compensation “actually paid” to NEOs for the last fiscal year to our performance. Our Company has produced record earnings in the past two years which has resulted in a substantial increase in our stock price. The SEC’s definition of compensation “actually paid” includes the increase in value of unvested restricted stock held by our NEOs which vest over four years with 70% of any award vesting in the third and fourth years. As a result, compensation “actually paid” pursuant to the SEC’s definition of that term has increased significantly over that time as a result of appreciation in the value of unvested restricted stock. Our NEOs may or may not receive the full economic benefit of the compensation showed as “actually paid” depending on the stock price at the time of vest of the restricted stock despite the characterization of such compensation being “actually paid” pursuant to SEC rules.
Pay Versus Performance Table
Year	Summary Compensation Table Total for PEO	Compensation Actually Paid to PEO (1)	Average Summary Compensation Table Total for Non-PEO NEOs(1)	Average Compensation Actually Paid to Non-PEO NEOs (1)	Value of Initial Fixed $100 Investment Based On:		Net Income	EBITDA (3)
					Total Shareholder Return (2)	Peer Group Total Shareholder Return (2)	(In millions)
2022	$7,300,613	$14,618,634	$2,009,163	$2,532,735	$241.76	$174.37	$1,386	$2,057
2021	6,981,685	26,778,167	1,982,924	3,479,767	221.35	200.63	1,193	1,798
2020	5,979,555	4,146,492	1,505,797	1,279,321	120.06	152.87	545	934

(1)
By SEC rules, these amounts reflect the amount disclosed above in our Summary Compensation Table (a) minus the grant date fair value of equity compensation in the Summary Compensation Table, (b) plus year-end fair value of stock awards granted in the year that were outstanding and unvested as of the end of year, (c) plus the change as of year-end in fair value of prior year awards that were outstanding and unvested as of the end of year or, for awards vesting in that year, the change in fair value of those awards as of the vesting date. The other elements required to be disclosed pursuant to SEC rules in the definition of compensation “actually paid” are inapplicable to our NEO compensation. The calculations for (b) and (c) are as follows:

	Year	Share Price at 12/31	Shares Granted	Granted Shares Fair Value at 12/31	Other Shares Outstanding	Change in Fair Value	Shares Vested	Vested Shares Change in Fair Value	Total Stock Compensation Actually Paid
PEO	2022	$114.93	86,498	$9,941,215	206,728	$1,593,873	86,896	$782,933	$12,318,021
	2021	107.22	143,340	15,368,915	150,284	7,188,084	81,229	2,239,484	24,796,482
	2020	59.39	44,456	2,640,242	187,057	1,715,313	83,529	(1,188,618)	3,166,937
Other NEOs (Fair values represent averages)	2022	114.93	9,291	1,067,843	23,563	181,673	9.287	86,552	1,336,068
	2021	107.22	15,094	1,638,777	16,366	782,786	10,220	281,760	2,468,307
	2020	59.39	5,557	300,045	21,441	196,616	9,005	(128,138)	398,524
The PEO whose compensation is represented in each year is Mr. Penske. Messrs. Denker, Kurnick and Spradlin are included in the NEO averages for each year. Also included in the NEO average in 2020 was J.D. Carlson, our former CFO, in 2021 both Mr. Carlson and Ms. Hulgrave, and, for 2022, Ms. Hulgrave.
(2)
Total shareholder return measures the change in value of our common stock, adjusted to include dividends received by our shareholders over the period. Our peer group for purposes of the peer group total shareholder return disclosure is the same as the one identified in Item 5 of our annual report on Form 10K and consists of the following companies, each of which principally conducts automotive retail operations: Asbury Automotive Group, Inc., AutoNation, Inc., Group 1 Automotive, Inc., Lithia Motors, Inc., and Sonic Automotive, Inc. (the “Peer Group”).

31

(3)	The following table reconciles this non-GAAP measure to the closest applicable GAAP measure, net income
Non-GAAP Reconciliations
	Twelve Months Ended December 31,
(Amounts in Millions)	2022	2021	2020
Net Income	$1,386.2	$1,192.7	$545.3
Add: Depreciation	127.3	121.5	115.5
Other Interest Expense	70.4	68.6	111.0
Income Taxes	473.0	416.3	162.7
Income from Discontinued Operations, net of tax	(0.0)	(1.3)	(0.4)
EBITDA	$2,056.9	$1,797.8	$934.1
The following tables show the relationship between (1) compensation “actually paid” to our CEO and the other NEOs to (2) each of total shareholder return, net income and EBITDA. We have produced record earnings for our Company in the past two years as net income and EBITDA have increased 154% and 120%, respectively. Compensation “actually paid” has increased over that time as well, most significantly due to the increase in value of the NEOs’ restricted stock holdings, which vest over four years with 70% of any award vesting in the third and fourth years. Our stock price has increased from $50.22 on December 31, 2019 to $114.93 on December 30, 2022, representing an increase in shareholder value based on our December 30, 2022 outstanding shares of over $4.5 billion. Excluding the increase in the value of unvested restricted stock, compensation “actually paid” for our CEO, and the other NEOs (consisting of salary, bonus, other compensation and the vesting of restricted stock) increased 211%, and 89%, respectively, over the three year period, as compared to an increase of total shareholder return of 242%.

As noted in the table above, our total shareholder return over the last three years increased 242% as compared to a 174% increase by our Peer Group. We believe we trailed our peer group in our 2020 shareholder return given our large exposure to the U.K. economy, which experienced more prolonged dealerships closures than the U.S. in response to the COVID-19 pandemic. Over the last two years, however, our total shareholder return was among the highest in the Peer Group, we believe, due in part to our diversification strategy and record financial performance.
32

We are required under SEC rules to also disclose the most important financial performance measures that link compensation “actually paid” to our NEOs (which amounts are shown in the table above using the SEC’s methodology) to Company performance. We believe those metrics are as follows:
Financial Performance Measures
Net Income
EBITDA
Earnings Per Share
Operating Margin
Stock Price Performance
We selected these measures because we believe our compensation “actually paid” is most influenced by two factors: (1) the amount of restricted stock granted to our NEOs under the annual performance plans over the relevant period and (2) the change in our stock price over time (see footnote 1 to the Pay Verses Performance Table above). The largest components of our performance plans are EBITDA, EPS, operating margin and stock price performance, which collectively represent up to two-thirds of the total amount available under the plans. We believe the change in our stock price over time is correlated most closely to the financial performance measures EBITDA, EPS and net income.
33

CEO Pay Ratio. For 2022, the estimated median of the annual total compensation of our employees other than Mr. Penske, our Chief Executive Officer, was $55,966 and the annual total compensation of Mr. Penske described elsewhere in this proxy statement was $7,300,613. Based on this information, the ratio of the annual total compensation of Mr. Penske to the median of the annual total compensation of all employees was estimated to be 130 to 1. To identify the median of the annual total compensation of our worldwide employee population, as well as to calculate the annual total compensation of the “median employee” from this population, our methodology necessarily involved certain material assumptions, adjustments, and estimates as permitted by SEC rules and interpretations.
Pursuant to SEC rules, we are permitted to calculate our CEO pay ratio for the year ended December 31, 2022 using the same median employee that we identified in 2020 because we do not believe that there have been any changes to our employee population or employee compensation arrangements during 2022 that would have a significant impact on our pay ratio disclosure.
We identified our median employee in 2020 as of December 31, 2020, when our worldwide employee population consisted of approximately 24,192 individuals. In identifying the median employee, we excluded from our employee population all of the employees in the following jurisdictions as permitted by SEC rules and interpretations based on the small number of employees located in each: Canada (220), New Zealand (144) and Italy (445). To identify our 2020 median employee from our employee population, we then compared the amount of U.S. gross taxable wages or equivalent foreign metric of our employees as reflected in our payroll records.
Once we identified our median employee, we combined all of the elements of such employee’s compensation for 2022 in accordance with the SEC’s requirements, resulting in annual total compensation of $55,966. With respect to the annual total compensation of Mr. Penske, we used the total amount reported in the above Summary Compensation Table for 2022.
34

Director Compensation
The Board of Directors receives a mix of cash and equity compensation with the option to receive certain compensation in the form of equity and to defer certain compensation until separation from service. The Board of Directors approves changes to director compensation only upon the recommendation of the Compensation and Management Development Committee, which is composed solely of independent directors. Although all of our directors are eligible for our charitable donation matching program discussed below, only those directors who are not our employees are eligible for director compensation.
Annual Fees and Stock Award. For 2022, each non-employee director received an annual fee of $60,000, except for Audit Committee members, who receive $65,000. The Lead Director received an additional $30,000 (a $5,000 increase from 2021), the Chairs of our Compensation and Management Development Committee and Nominating and Corporate Governance Committee each received an additional $15,000 (a $5,000 increase from 2021) and our Audit Committee Chair received $20,000 (an increase of $10,000 from 2021). Beginning January 1, 2023, we appointed Greg Penske as our Vice Chair of the Board, for which he will receive an additional $50,000 in fees. These fees are payable, at the option of each non-employee director, in cash or common stock valued on the date of receipt. Our non-employee directors also received an annual grant of $250,000 of shares of stock or deferred stock (at their prior election) in December valued on the date of grant. We changed our director compensation fees in light of the additional workload associated with the positions of Vice Chair, Lead Director and committee Chair.
Option to Defer Receipt until Termination of Board Service. Our Non-Employee Director Compensation Plan allows our outside directors to defer their director compensation until termination of their service. Any amount deferred will be paid, at the director’s election, in either a lump sum or five annual installments upon their termination from the Board. Directors may defer their annual stock award into deferred stock units and may defer their cash compensation into a notional cash account or deferred stock units. Each deferred stock unit represents the right to receive payment of the value of one share of common stock, and ultimately will be paid in stock or cash after a director separates from service. These stock units do not have voting rights but do receive dividends in the form of additional stock units which are credited to the director’s account on the date dividends are paid. All cash fees deferred into the notional cash account are credited with a rate of return based 50% on a S&P 500 index fund and 50% on a bond fund.
Charitable Donation Matching Program. All directors are eligible to participate in a charitable matching gift program. Under this program, we match up to $50,000 per year in contributions by each director to institutions qualified as tax-exempt organizations under 501(c)(3) of the Internal Revenue Code and other institutions approved at the discretion of management. We may decline to match any contribution to an institution with goals that are incompatible with ours, or due to conflicts with our director independence policy. This program is not available for matching of political contributions. While the contributions are directed by our directors, we retain the tax deduction for matching contributions paid by us.
Other Amounts. As part of our director continuing education program, each director is eligible to be reimbursed by us for the cost and expenses relating to one education seminar per year. These amounts are excluded from the table below. Each non-employee director is also entitled to the use of a Company vehicle, including the cost of routine maintenance and repairs and Company-sponsored automobile insurance relating to that vehicle. For any director who declines the use of a Company-sponsored vehicle, we provide a $20,000 cash payment in lieu of the Company-sponsored vehicle, which the director may elect to receive in equity or may elect to defer it until separation from service, consistent with our policy for annual director fees described above. All directors are also entitled to reimbursement for their reasonable out-of-pocket expenses in connection with their travel to, and attendance at, meetings of the Board of Directors or its committees. Because we expect attendance at all meetings, and a substantial portion of the Board of Directors’ work is done outside of formal meetings, we do not pay meeting fees.
35

2022 Director Compensation Table
Our directors serving in 2022 who were also our employees (Messrs. Kurnick and Penske) as well as Kota Odagiri received no additional compensation for serving as directors, though they are eligible for the charitable matching program noted above.
Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	All Other Compensation (3)	Total
John Barr(4)	$85,000	$250,000	$20,000	$355,000
Lisa Davis	60,000	250,000	76,173	386,173
Wolfgang Dürheimer(4)	80,000	250,000	–	330,000
Michael Eisenson(4)	80,000	250,000	50,000	380,000
Kimberly McWaters	80,000	250,000	87,409	417,409
Greg Penske(4)	80,000	250,000	50,000	380,000
Sandra Pierce	60,000	250,000	84,130	394,130
Greg Smith(4)	105,000	250,000	50,000	405,000
Ronald Steinhart	65,000	250,000	67,151	382,151
H. Brian Thompson	105,000	250,000	56,568	411,568
(1)	Greg Penske elected to receive equity in lieu of a cash retainer for 2022. Mr. Thompson elected to receive 50% of his cash compensation in equity in 2022.
(2)
These amounts represent the grant date fair value of awards computed in accordance with FASB ASC Topic 718 in connection with stock awards granted under our 2020 Equity Incentive Plan and excludes the amount of any equity compensation received in lieu of cash noted in footnote one.

(3)	See the following table for a description of these amounts and other information.
(4)	Includes $20,000 in lieu of a Company sponsored vehicle.
Director Other Compensation
Name	Transportation Expenses (1)	Charitable Match	Total	Deferred Stock Units at 12/31/22

John Barr	– (2)	$20,000	$20,000	35,763
Lisa Davis	$26,173	50,000	76,173	23,306
Wolfgang Dürheimer	– (2)	–	–	17,320
Michael Eisenson	– (2)	50,000	50,000	-
Kimberly McWaters	37,409	50,000	87,409	51,343
Greg Penske	– (2)	50,000	50,000
Sandra Pierce	34,130	50,000	84,130	10,963
Greg Smith	– (2)	50,000	50,000	19,804
Ronald Steinhart	17,151	50,000	67,151	–
H. Brian Thompson	6,568	50,000	56,568	–
(1)	Represents vehicle depreciation, insurance costs, maintenance costs and, if applicable, disposal costs on sale of vehicle, and, for Ms. Davis and Ms. Pierce, spousal travel.
(2)	This director elected to receive $20,000 in lieu of a company vehicle.
36

Security Ownership of Certain Beneficial Owners and Management
The following table sets forth information with respect to the beneficial ownership of our common stock as of March 15, 2023 by (1) each person known to us to own more than five percent of our common stock, (2) each of our directors, (3) each of our named executive officers and (4) all of our directors and executive officers as a group. “Beneficial ownership” is determined in accordance with the rules of the SEC and includes voting and investment power with respect to shares, including shares of restricted but unvested stock. The percentage of ownership is based on 69,069,096 shares of our common stock outstanding on March 15, 2023, excluding Treasury shares. Unless otherwise indicated in a footnote, each person identified in the table below has sole voting and dispositive power with respect to the common stock beneficially owned by that person and none of the shares are pledged as security.
Name of Beneficial Owner	Economic Ownership(1)	Beneficial Ownership(2)	Percent

Principal Stockholders
Penske Corporation (3)	34,181,121	34,181,121	49.5%
2555 Telegraph Road, Bloomfield Hills, MI 48302-0954
Mitsui (4)	13,322,205	13,322,205	19.3%
2-1 Otemachi, 1-Chome, Chiyoda-ku, Tokyo, Japan 100-8631

Current Directors and Nominees
John Barr	39,626	3,712	*
Lisa Davis (5)	25,433	2,029	*
Wolfgang Dürheimer	17,393	0	*
Michael Eisenson	79,970	79,970	*
Robert Kurnick, Jr. (6)	104,057	104,057	*
Kimberly McWaters	60,083	8,524	*
Kota Odagiri	0	0	*
Greg Penske (5)	48,296	48,296	*
Roger Penske (7)	35,141,343	35,141,343	50.9%
Sandra Pierce (5)	40,819	29,810	*
Greg Smith	19,888	0	*
Ronald Steinhart	52,076	52,076	*
H. Brian Thompson (8)	112,416	112,416	*

Current and Former Officers Who Are Not Directors
Bud Denker (6)	42,454	42,454	*
Shelley Hulgrave (6)	23,426	23,426	*
Shane Spradlin (6)	47,500	47,500	*

All directors nominees and executive officers (16 persons)	35,854,780	35,695,613	51.7%
*	Less than 1%
(1)	Economic Ownership is defined as “Beneficial Ownership” (see footnote 2), plus the amount of deferred stock units held by certain non-employee directors in connection with their director compensation.
(2)
Pursuant to the regulations of the SEC, shares are deemed to be “beneficially owned” by a person if such person has the right to acquire such shares within 60 days or directly or indirectly has or shares the power to vote or dispose of such shares.

37

(3)
Penske Corporation is the beneficial owner of these shares of common stock, of which it has shared power to vote and dispose together with a wholly owned subsidiary. Fifty percent of the shares deemed owned by Penske Corporation are currently pledged under a loan facility. Penske Corporation also has the right to vote the shares owned by the Mitsui entities (see note 4) under certain circumstances discussed under “Certain Relationships and Related Party Transactions.” If these shares were deemed to be beneficially owned by Penske Corporation, its beneficial ownership would be 47,503,326 shares or 68.8%.

(4)	Represents 2,664,042 shares held by Mitsui & Co., (U.S.A.), Inc. and 10,658,163 shares held by Mitsui & Co., Ltd.
(5)	The Director has shared voting power with respect to these shares.
(6)
Includes for Mr. Kurnick, 67,876 shares of restricted stock, for Mr. Denker, 36,232 shares of restricted stock, for Ms. Hulgrave, 21,017 shares of restricted stock, and for Mr. Spradlin, 36,232 shares of restricted stock.

(7)
Includes the 34,181,121 shares deemed to be beneficially owned by Penske Corporation, as to all of which shares Mr. Penske may be deemed to have shared voting and dispositive power. Mr. Penske is the Chairman and Chief Executive Officer of Penske Corporation. Mr. Penske disclaims beneficial ownership of the shares beneficially owned by Penske Corporation, except to the extent of his pecuniary interest therein. Penske Corporation also has the right to vote the shares owned by the Mitsui entities (see note 4) under certain circumstances discussed under “Certain Relationships and Related Party Transactions.” If these shares were deemed to be beneficially owned by Mr. Penske, his beneficial ownership would be 48,463,548 shares or 70.2%. In addition, Mr. Penske has shared voting power with respect to 286,833 of these shares. These figures include 343,894 shares of restricted stock.

(8)	Mr. Thompson has shared voting power with respect to 4,000 of these shares.
38

Related Party Transactions
Our Board of Directors has adopted a written policy with respect to the approval of related party transactions. Under the policy, related party transactions valued over $10,000 must be approved by a majority of either the members of our Audit Committee or our disinterested Board members. Our Audit Committee approves all individual related party transactions valued below $5 million, all multiple-payment transactions valued below $25 million (such as a lease), and any transaction substantially similar to a prior year’s transaction (regardless of amount). Our Board, by a vote of the disinterested directors, reviews and approves all other related party transactions. At each regularly scheduled meeting, our Audit Committee reviews any proposed new related party transactions for approval and reviews the status of previously approved transactions. Each of the transactions noted below was approved by our Board of Directors or Audit Committee pursuant to this policy.
Stockholders Agreement. Entities affiliated with Roger Penske, our Chair of the Board and Chief Executive Officer, are parties to a stockholders agreement described below. Mr. Penske is also Chair of the Board and Chief Executive Officer of Penske Corporation, and, through entities affiliated with Penske Corporation, our largest stockholder. The parties to the stockholders agreement are Mitsui & Co., Ltd., Mitsui & Co, (USA), Inc. (collectively, “Mitsui”), Penske Corporation and Penske Automotive Holdings Corp. (collectively the “Penske companies”).
Pursuant to the stockholders agreement, which expires March 26, 2030, the Penske companies agreed to vote their shares for two directors who are representatives of Mitsui as long as Mitsui owns in excess of 20% of our outstanding common stock, and for one director as long as Mitsui owns in excess of 10% of our outstanding common stock. Mitsui agreed to vote its shares for up to fourteen directors voted for by the Penske companies. In addition, the Penske companies agreed that if they transfer any of our shares of common stock, Mitsui would be entitled to “tag along” by transferring a pro rata amount of its shares upon similar terms and conditions, subject to certain limitations.
We and Mitsui have agreed that Mitsui has a right to (1) an observer at all of our Board of Directors meetings so long as Mitsui owns at least 2.5% of our outstanding common stock, and (2) designate a senior executive so long as Mitsui owns at least 10% of our outstanding common stock.
Registration Rights Agreements. Both the Penske companies and Mitsui possess registration rights pursuant to which they are able on two remaining occasions each to register all or part of our common stock held by them, subject to specified limitations. They are also entitled to request inclusion of all or any part of their common stock in any registration of securities by us on Forms S-1 or S-3 under the Securities Act of 1933, as amended.
Other Related Party Interests. Several of our directors and officers are affiliated with Penske Corporation or related entities. The Vice Chair of our Board of Directors, Greg Penske, is the son of our CEO, Roger S. Penske, and Greg Penske also serves as a director of Penske Corporation. Robert Kurnick, our President and a Director, is also the Vice Chair and a Director of Penske Corporation. Mr. Denker, our Executive Vice President – Human Resources is the President of Penske Corporation. Mr. Eisenson, one of our directors, is a director of Penske Corporation. In 2022, we were reimbursed approximately four percent of the base salary of Shane Spradlin, our General Counsel, by Penske Corporation to reflect his efforts on behalf of Penske Corporation affiliates. These employees or directors may receive salary, bonus or other compensation from Penske Corporation or its affiliates unrelated to their service at Penske Automotive.
Penske Transportation Solutions. We hold a 28.9% ownership interest in Penske Truck Leasing Co., L.P (“PTL”). PTL is owned 41.1% by Penske Corporation, 28.9% by us, and 30.0% by Mitsui. Penske Transportation Solutions (“PTS”) is the universal brand name for PTL’s various business lines through which it is capable of meeting customers’ needs across the supply chain with a broad product offering that includes full-service truck leasing, truck rental and contract maintenance, along with logistic services such as dedicated contract carriage, distribution center management, transportation management, lead logistics provider services and dry van truckload carrier services.
The PTS partnership agreement, among other things, provides us with specified partner distribution and governance rights and restricts our ability to transfer our interest. In addition, in 2022, the partnership had a six-member advisory committee, and we were entitled to one of the representatives serving on the advisory committee. In February 2023, we amended the PTS partnership agreement to augment PTS’s governance to replace the advisory committee with an eleven member Advisory Board. Mr. Kurnick, our President, serves as our representative. Lisa Davis, one of our directors, was also appointed to the expanded Advisory Board. We retain the right to appoint one of those Advisory Board members and acquired the right to an observer for any Board committees. We continue to have the right to pro rata quarterly distributions equal to at least 50% of PTS’s consolidated net income and have minority rights which require our and/or Mitsui’s consent for certain actions taken by PTS as specified in the partnership agreement.
39

We may transfer our directly owned interests with the unanimous consent of the other partners, or if we provide the remaining partners with a right of first offer to acquire our interests, except that we may transfer up to 9.02% of our interest to Penske Corporation without complying with the right of first offer to the remaining partner. We and Penske Corporation have previously agreed that (1) in the event of any transfer by Penske Corporation of their partnership interests to a third party, we will be entitled to “tag-along” by transferring a pro rata amount of our partnership interests on similar terms and conditions, and (2) Penske Corporation is entitled to a right of first refusal in the event of any transfer of our partnership interests, subject to the terms of the partnership agreement. Additionally, PTS has agreed to indemnify the general partner for any actions in connection with managing PTS, except those taken in bad faith or in violation of the partnership agreement.
The partnership agreement allows Penske Corporation to give notice to require PTS to begin to effect an initial public offering of equity securities, subject to certain limitations, as soon as practicable after the first anniversary of the initial notice, and, beginning in 2025, we and Mitsui continue to have a similar right to require PTS to begin an initial public offering of equity securities, subject to certain limitations, as soon as reasonably practicable.
In 2022, we received $356.6 million from PTS in pro rata cash distributions. Our Chair and Chief Executive Officer also serves as Chair of PTS, for which he is compensated by PTS. As a limited partner, we do not influence or control the amount of that compensation. In 2022, our subsidiary operating retail commercial truck dealerships, Premier Truck Group (“PTG”), assisted in providing customer financing arrangements at several PTS used truck sales centers in the United States and Canada generating $10.2 million in net commissions to PTG in 2022. In September 2021, PTG sold a parcel of real property in Kansas City, Kansas to PTS. The property sold has been utilized by PTG as a collision center and upon closing was leased back to PTG by PTS pursuant to a short-term month-to-month lease while it prepares a new site for development. PTG paid $222,000 in lease payments under this lease in 2022.
Our Australian subsidiary, Penske Transportation Group International owns a 28.33% interest in a joint venture with a PTS subsidiary to lease trucks in Australia and New Zealand. The joint venture combines our sales expertise in Australia with PTS’s truck leasing experience. We continue to be party to a stockholder’s agreement relating to this investment that provides us with specified distribution and governance rights and restricts our ability to transfer our interests.
Other Transactions. From time to time, we pay and/or receive fees from Penske Corporation and its affiliates for services rendered in the normal course of business, including payments to third parties by Penske Corporation on our behalf which we then reimburse to them, payments to third parties made by us on behalf of Penske Corporation which they then reimburse to us, shared office expenses, shared employee expenses and payments relating to the use of aircraft from Penske Aviation, a subsidiary of Penske Corporation. These transactions are reviewed periodically by our Audit Committee and reflect the provider’s cost, or an amount mutually agreed upon by both parties. Aggregate payments relating to such transactions amounted to $4.9 million paid by us in 2022.
We are party to a license agreement with an affiliate of Penske Corporation for a license of the “Penske Automotive” name. This agreement provides us with a perpetual license of the name “Penske Automotive” and related trade names so long as Penske Corporation and its affiliates own in excess of 20% of our outstanding common stock and we adhere to the other terms of the license agreement. We are also party to a two-year marketing arrangement with an affiliate of Jay Penske, Roger Penske’s son, under which we paid $165,000 for marketing and subscription services during 2022.
From time to time, we enter into arrangements with PTS and/or other Penske Corporation affiliates and third-party vendors in order to achieve the benefits of scale or synergy opportunities as between the companies. For example, we aggregate several Penske entities in connection with sourcing certain telecommunications services to achieve the benefits of scale.
Our officers, directors and their affiliates periodically purchase, lease or sell vehicles and parts from us or PTS at fair market value. This includes purchases and sales of trucks, logistics and other services and parts as between our subsidiaries and those of PTS (principally consisting of purchases of $43.4 million of trucks and parts by PTS from our PTG subsidiaries, and purchases of $2.0 million of used trucks and towing services by PTG from PTS).
In January 2023, we signed an agreement with Dr. Ing. h.c. F, Porsche Aktiengesellschaft (“Porsche”) to be a sponsor of the Porsche Penske Motorsport Program, a collaboration between Porsche and Penske Racing, with a three year term at a cost of approximately $4.0 million per year. The agreement provides us the benefits of being a sponsor of the Porsche Penske Motorsport racing team in the IMSA WeatherTech SportsCar Championship and FIA World Endurance Championship, including certain marketing, branding and promotional rights. The agreement also provides us with the opportunity to share motorsport experiences with our customers, including through hospitality packages, Porsche driving experiences, and access to Porsche’s global customer experience centers.
We and Penske Corporation share a joint corporate office which we purchased in 2021. We subsequently entered into a
40

ten-year lease with Penske Corporation for the office space it uses in the corporate building based on a triple net per square foot basis which is subject to change from year to year, which also includes one five-year option. In 2022, Penske Corporation paid us $776,768 pursuant to that lease. In May 2022, one of our German subsidiaries sold land, assets and associated buildings to an affiliate of Penske Racing for $10.0 million including the reimbursement of certain construction expenses in 2022.
In June 2008, RP Automotive, an affiliate of Mr. Penske, Jr., purchased two of our subsidiaries operating six franchises in California. In connection with these transactions, the former subsidiaries continue to lease certain fixed assets from us. One of the leases has a term expiring in December 2037 with annual rent of $289,000 per year (or $4.3 million over the remaining period), and the second lease has a term expiring in February 2027 with annual rent of $219,000 per year (or $0.9 million over the remaining period).
On December 16, 2021, we entered into a Services Agreement with Mitsui under which Mitsui employee Kota Odagiri, one of our directors, assists us in strategic development of business opportunities and relationships in transportation related industries and the evaluation of new technologies in the automotive and trucking sectors. We pay a quarterly fee of $87,500 for these services to Mitsui. Mr. Odagiri receives no additional compensation relating to his board membership from us other than $27,599 representing a company vehicle, company sponsored lunch program, spousal travel and a tax allowance of $7,399.
Ms. Pierce is a Senior Executive Vice President of Huntington Bank. In 2022, Huntington Bank purchased $59.2 million in automotive contracts from us, representing 1,906 vehicles and we received $2.8 million in finance reserve and preferred lender fees from Huntington Bank.
Attending the Meeting
2023 Annual Meeting of Stockholders; 9:00 a.m. Eastern Daylight Time, May 11, 2023
Attending the Annual Meeting.
The Annual Meeting will be held virtually, and the Board of Directors and certain members of management will dial in to the webinar from remote locations. Our virtual meeting offers stockholders the option to ask questions real time at the meeting without the inconvenience and environmental impact of travel. Our Board also believes that holding the annual meeting of stockholders in a virtual format provides the opportunity for participation by a broader group of stockholders, while reducing the costs associated with planning, holding, and arranging logistics for in-person meeting proceedings. The Board intends that the virtual meeting format provide stockholders a level of transparency as close as possible to the traditional in-person meeting format at the meeting.
How to participate in the Annual Meeting Online.
1.	Visit www.virtualshareholdermeeting.com/PAG2023; and
2.
Enter the 16-digit control number included on your Notice Regarding the Availability of Proxy Materials (“Notice”), on your proxy card (if you received a printed copy of the proxy materials), or on the instructions that accompanied your proxy materials.

You may begin to log into the meeting platform beginning at 8:45 a.m. Eastern Daylight Time on May 11, 2023. The meeting will begin promptly at 9:00 a.m. Eastern Daylight Time.
How to view the Annual Meeting without a 16-digit control number.
Visit www.virtualshareholdermeeting.com/PAG2023 and register as a guest. You will not be able to vote your shares or ask questions during the meeting.
How do I get help?
If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Virtual Shareholder Meeting log in page.
Submitting Questions During Our Virtual Annual Meeting
Log into the online meeting platform at www.virtualshareholdermeeting.com/PAG2023, type your question into the “Ask a Question” field, and click “Submit”. Only stockholders with a valid control number will be allowed to ask questions. Questions pertinent to meeting matters will be answered during the meeting, subject to time constraints.
41

Other Information
Proxies are solicited by or on behalf of our Board of Directors. We will bear the cost of this solicitation. In addition to the solicitation of the proxies by mail, some of our officers and regular employees, without extra remuneration, may solicit proxies personally, or by telephone or otherwise. In addition, we will make arrangements with brokerage houses and other custodians, nominees and fiduciaries to forward proxies and proxy material to their principals, and we will reimburse them for their expenses in forwarding soliciting materials, which are not expected to exceed an aggregate of $10,000.
We will provide without charge to each of our stockholders, on the written request of such stockholder, a copy of our Form 10- K for the year ended December 31, 2022 and any of the other governance documents referenced herein. Copies can be obtained from Penske Automotive Group, Inc., Investor Relations, 2555 Telegraph Road, Bloomfield Hills, Michigan 48302- 0954 (248- 648- 2500).
42

Questions about the Meeting
Q. Who can vote?
A. Our stockholders as of the close of business on the record date, March 15, 2023, can vote at the annual meeting. Each share of our common stock gets one vote. Votes may not be cumulated. As of March 15, 2023, there were 69,069,096 shares of our common stock outstanding, excluding treasury shares. Company treasury shares will not be voted. As summarized below, there are some distinctions between shares held of record and those owned beneficially in street name.
Q. Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?
A. As permitted by the Securities and Exchange Commission (“SEC”), we have elected to provide access to our proxy materials primarily over the Internet rather than mailing paper copies of those materials to each stockholder. On or about March 27, 2023, we will mail a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders, which provides website and other information for the purpose of accessing our proxy materials. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request a printed or electronic set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. We encourage you to take advantage of the availability of the proxy materials on the Internet to help reduce the cost and environmental impact of the printing and mailing of materials for the annual meeting.
Q. How can I get electronic access to the proxy materials?
A. The Notice provides you with instructions regarding how to view our proxy materials for the annual meeting on the Internet and instruct us to send proxy materials to you by email. Choosing to receive proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the impact of the printing and mailing of materials for our annual meeting on the environment. If you choose to receive future proxy materials by email, you will receive an email message next year with instructions containing a link to those materials and a link to the proxy voting website. Your election to receive proxy materials by email will remain in effect unless and until you rescind it.
Q. What is the difference between a stockholder of record and a beneficial owner of shares held in street name?
A. Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare Limited, you are the stockholder of record with respect to those shares and we sent the Notice directly to you. If you request copies of the proxy materials by mail, you will receive a proxy card.
Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice was forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account. If you request copies of the proxy materials by mail, you will receive a voting instruction form.
Q. How do I vote my shares?
A. If you are a stockholder of record or a participant in the Company’s stock fund within our Company 401(k) plan, you may vote in any of the following ways:
By Internet. You may vote online by accessing www.proxyvote.com and following the on-screen instructions. You will need the Control Number included on the Notice or on your proxy card, as applicable. You may vote online 24 hours a day. If you vote online, you do not need to return a proxy card.
By Telephone. In the U.S., you may vote by calling toll free 1-800-690-6903 and following the instructions. You will need the Control Number included on the Notice and a copy of your proxy card. You may vote by telephone 24 hours a day. If you vote by telephone, you do not need to return a proxy card.
By Mail. If you requested printed copies of the proxy materials, you will receive a proxy card, and you may vote by signing, dating and mailing the proxy card in the envelope provided. Votes submitted by mail must be received at Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717 before May 10, 2023 at 11:59 pm.
43

At the Virtual Meeting. You may vote virtually at the annual meeting by following the procedures set forth above. Additionally, if you hold your shares in street name you must obtain a legal proxy from the organization that holds your shares of record in order to vote your shares in person at the annual meeting. Follow the instructions on the Notice to obtain this legal proxy.
For both stockholders of record and beneficial owners of shares held in street name (other than stockholders within our 401(k) plan), online and telephone voting is available through 11:59 p.m. ET on May 10, 2023. For shares held by the stock fund within the Company’s 401(k) plan, online and telephone voting is available through 11:59 p.m. ET on May 8, 2023.
Q. Can I change my mind after I vote?
A. You may change your vote at any time before the meeting by (1) signing and returning another proxy card with a later date (or voting through the Internet or telephone again), (2) voting at the meeting if you are a registered stockholder or have obtained a legal proxy from your bank or broker or (3) sending a notice to our Corporate Secretary prior to the meeting stating that you are revoking your proxy. If you are attending the meeting, you will have access to the Company appointed proxies to change your vote until the polls close.
Q. What if I return my proxy card but do not provide voting instructions?
A. Proxies that are signed and returned but do not contain instructions will be voted FOR each of the proposals, including a vote for annual advisory votes on executive compensation.
Q. Will my shares be voted if I do not provide my proxy instruction form?
A. If you are a stockholder of record and do not provide a proxy, you must attend the meeting in order to vote your shares. If you are a beneficial holder of shares held in street name, your shares may be voted on “routine” matters as discussed below even if you do not provide voting instructions on your instruction form as discussed below.
Q. May stockholders ask questions at the meeting?
A. Yes. Our representatives will answer stockholders’ questions of general interest at the end of the meeting. In order to give a greater number of stockholders an opportunity to ask questions, individuals or groups may be allowed to ask only one question.
Q. How many votes must be present to hold the meeting?
A. Your shares are counted as present at the meeting if you attend the meeting and vote in person or if you properly return a proxy card or vote via the Internet or telephone. In order for us to conduct our meeting, a majority of our outstanding shares of common stock as of March 15, 2023 must be present in person or by proxy at the meeting (34,534,549 shares). This is referred to as a quorum. Abstentions and broker non-votes will be counted for purposes of establishing a quorum at the meeting.
Q. What is the effect of withheld votes, abstentions and broker non-votes and how are they treated?
A. If you “withhold” with respect to one or more director nominees, your vote will have no effect on the election of such nominee(s), as the thirteen nominees receiving the highest number of “For” votes will be elected as directors.
If you elect to “abstain” with respect to any proposal, the shares are considered present and entitled to vote with respect to such proposal and included for purposes of calculating the presence of a quorum at the Annual Meeting. You may abstain from voting on any proposal to be voted on at the Annual Meeting, other than the election of directors. Under Proposals 2, 3, and 4, abstentions will count as votes “against” the proposal. Regarding Proposal 5, the option receiving the highest number of “For” votes (plurality) will be the frequency that stockholders advise to vote on executive compensation and shares not voted, whether by marking “Abstain” on the proxy card or otherwise, will have no impact.
A broker non-vote with respect to a proposal occurs when shares are held by a bank, broker or other nominee in street name, and the bank, broker or other nominee does not receive voting instructions from the beneficial owner as to how to vote such shares. Brokers have the authority under New York Stock Exchange rules to vote shares for which their customers do not provide voting instructions on certain “routine” matters resulting in a broker non-vote. Under these rules, only the proposal to ratify our independent auditing firm is a “routine matter” being voted on by our stockholders this year. Broker non-votes will only be counted for Proposal 3.
44

Q. How many votes are needed to approve the proposals?
A. Regarding the election of directors (Proposal 1), our directors are elected by a plurality of the votes cast and the thirteen nominees receiving the highest number of “For” votes will be elected as directors. Regarding Proposal 5, the option receiving the highest number of “For” votes (plurality) will be the frequency that stockholders advise to vote on executive compensation and shares not voted, whether by marking “Abstain” on the proxy card or otherwise, will have no impact. The other proposals will pass if each receives the affirmative vote of a majority of shares present and entitled to vote at the meeting.
45

Annex A
FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
PENSKE AUTOMOTIVE GROUP, INC.
Penske Automotive Group, Inc. a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:
1.
The present name of the Corporation is Penske Automotive Group, Inc. and the original name of the Corporation was EMCO Motor Holdings, Inc. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of Delaware on December 6, 1990.

2.
This Fourth Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code.

3.	The text of the Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:
* * * * * *
ARTICLE I NAME
The name of the corporation is: Penske Automotive Group, Inc. (the “Corporation”).
ARTICLE II REGISTERED OFFICE AND AGENT
The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the Corporation's registered agent at such address is The Corporation Trust Company.
ARTICLE III PURPOSE
The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).
ARTICLE IV CAPITAL
1.	Designation.
The total number of shares of capital stock which the Company shall have the authority to issue is 267,225,000, consisting of: (i) 240,000,000 shares of Voting Common Stock, par value $0.0001 per share (the “Voting Common Stock”); (ii) 7,125,000 shares of Non-Voting Common Stock, par value $0.0001 per share (the “Non-Voting Common Stock”); (iii) 20,000,000 shares of Class C Common Stock, par value $0.0001 per share (the “Class C Common Stock” and collectively with the Voting Common Stock, and the Non-Voting Common Stock, the “Common Stock”); and (iv) 100,000 shares of Preferred Stock, par value $0.0001 per share.
All shares of Common Stock issued and outstanding shall be identical and shall entitle the holders thereof to the same rights and privileges, except as otherwise provided in this Article IV. Holders of shares of Common Stock shall not have preemptive or other rights to subscribe for additional shares of Common Stock or for any other securities of the Corporation.
The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the “Board”) is expressly authorized at any time, and from time to time, to provide for the issuance of shares of Preferred Stock in one or more series, for such consideration (not less than its par value) and with such designations, powers, preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions, as shall be determined by the Board and fixed by resolution or resolutions adopted by the Board providing for the number of shares in each such series.
A-1

2.	Voting Power of Common Stock.
(a) Except as otherwise required by law, each holder of Voting Common Stock shall be entitled to vote on all matters and shall be entitled to one vote for each share of Voting Common Stock standing in such holder's name on the books of the Corporation determined as of the record date for the determination of stockholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken.
(b) Except as provided in this Section 2 or as otherwise required by law, no holder of Non-Voting Common Stock shall be entitled to vote such stock on any matter on which the stockholders of the Corporation shall be entitled to vote, and shares of Non-Voting Common Stock shall not be included in determining the number of shares voting or entitled to vote on any such matters; provided that the holders of Non-Voting Common Stock shall have the right to vote as a separate class on any merger or consolidation of the Corporation with or into another entity or entities, or any recapitalization or reorganization, in which shares of Non-Voting Common Stock would receive or be exchanged for consideration different on a per share basis from consideration received with respect to or in exchange for the shares of Voting Common Stock or would otherwise be treated differently from shares of Voting Common Stock in connection with such transaction, except that shares of Non-Voting Common Stock may, without such a separate class vote, receive or be exchanged for non-voting securities which are otherwise identical on a per share basis in amount and form to the voting securities received with respect to or exchanged for the Voting Common Stock so long as (i) such non-voting securities are convertible into such voting securities on the same terms as the Non-Voting Common Stock is convertible into Voting Common Stock and (ii) all other consideration is equal on a per share basis. Notwithstanding the foregoing, holders of shares of the Non-Voting Common Stock shall be entitled to vote as a separate class on any amendment to this paragraph (b) of this Section 2.
(c) Except as provided in this Section 2 or as otherwise required by law, each holder of Class C Common Stock shall be entitled to one-tenth of one vote for each share of Class C Common Stock standing in such holder's name on the books of the Corporation determined as of the record date for the determination of stockholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken, and each share of Class C Common Stock shall be counted as one-tenth of one share in determining the number of shares voting or entitled to vote on any such matters.
(d) Except as otherwise provided in this Section 2 or as otherwise required by law, the holders of shares of Voting Common Stock and Class C Common Stock and, on any matter on which the holders of shares of Non-Voting Common Stock are entitled to vote, the holders of shares of Non-Voting Common Stock, shall vote together as a single class; provided, however, that the holders of shares of Non-Voting Common Stock or Class C Common Stock shall be entitled to vote as a separate class on any amendment, repeal or modification of any provision of this Certificate of Incorporation that adversely affects the powers, preferences or special rights of the holders of the Non-Voting Common Stock or Class C Common Stock, respectively.
3.	Certain Provisions relating to Common Stock.
(a) Subject to and upon compliance with the provisions of this Section 3, any Regulated Stockholder (as hereinafter defined) shall be entitled to convert, at any time and from time to time, any or all of the shares of Voting Common Stock held by such stockholder into an equal number of shares of Non-Voting Common Stock.
(b) Subject to and upon compliance with the provisions of this Section 3, each holder of Non-Voting Common Stock shall be entitled to convert, at any time and from time to time, any or all of the shares of Non-Voting Common Stock held by such stockholder into an equal number of shares of Voting Common Stock; provided, however, that no holder of shares of Non-Voting Common Stock shall be entitled to convert any such shares to the extent that, as a result of such conversion, such holder and its Affiliates (as hereinafter defined), directly or indirectly, would own, control or have the power to vote (i) a greater number of shares of Voting Common Stock or other securities of any kind issued by the Corporation than such holder and its Affiliates shall be permitted to own, control or have power to vote under any law, regulation, rule or other requirement of any governmental authority at the time applicable to such holder or its Affiliates or (ii) with respect to a holder or Affiliate that is subject to regulation under the insurance laws of any jurisdiction, 5% or more of the outstanding voting capital stock of the Corporation and, provided, further, that each holder of Non-Voting Common Stock may convert such shares into Voting Common Stock if such holder reasonably believes that such converted shares will be transferred within fifteen (15) days pursuant to a Conversion Event (as hereinafter defined) and such holder agrees not to vote any such shares of Voting Common Stock prior to such Conversion Event and undertakes to promptly convert such shares back into Non-Voting Common Stock if such shares are not transferred
A-2

pursuant to a Conversion Event. Each Regulated Stockholder may provide for further restrictions upon the conversion of any shares of Non-Voting Common Stock by providing the Corporation with signed, written instructions specifying such additional restrictions and legending such shares as to the existence of such restrictions.
(c) To exercise its conversion privilege pursuant to this Section 3, a holder of Common Stock shall surrender the certificate or certificates representing the shares of Common Stock being converted (the “Converting Shares”) to the Corporation's transfer agent and shall give written notice to the Corporation and its transfer agent that such holder elects to convert the Converting Shares into an equal number of shares of the class into which such shares may be converted (the “Converted Shares”). Such notice shall also state the name or names (with address or addresses) and denominations in which the certificate or certificates for Converted Shares are to be issued. The Corporation shall promptly notify each Regulated Stockholder (that has previously informed the Corporation in writing of its status as a Regulated Stockholder) of its receipt of such notice. The certificate or certificates for Converting Shares shall be accompanied by proper assignment thereof to the Corporation or in blank. The date when such written notice is received by the Corporation's transfer agent, together with the certificate or certificates representing the Converting Shares, shall be the “Conversion Date.” As promptly as possible after the Conversion Date, the Corporation shall issue and deliver to the holder of the Converting Shares, or on its written order, such certificate or certificates as it may request for the Converted Shares issuable upon such conversion, and the Corporation shall deliver to the converting holder a certificate (which shall contain such legends as were set forth on the surrendered certificate or certificates) representing any shares which were represented by the certificate or certificates that were delivered to the Corporation in connection with such conversion but which were not converted, provided, however, that if such conversion is subject to part (d) of this Section 3, the Corporation shall not issue such certificate or certificates until the expiration of the Deferral Period (as hereinafter defined) referred to therein. Such conversion, to the extent permitted by the close of business on the Conversion Date, and at such time the rights of the holder of the Converting Shares as such holder shall cease (except that, in the case of a conversion subject to part (d) of this Section 3, the conversion shall be deemed effective upon the expiration of the Deferral Period referred to therein), and the person or persons in whose name or names the certificate or certificates for the Converted Shares shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the Converted Shares. Upon the issuance of shares in accordance with this Section 3, such Converted Shares shall be deemed to be duly authorized, validly issued, fully paid and non-assessable. Notwithstanding any provision of this Section 3 to the contrary, each holder of Non-Voting Common Stock shall be entitled to convert shares of Non-Voting Common Stock in connection with any Conversion Event if such holder reasonably believes that such Conversion Event will be consummated, and a written request for conversion from any holder of Non-Voting Common Stock to the Corporation stating such holder’s reasonable belief that a Conversion Event shall occur shall be conclusive and shall obligate the Corporation to effect such conversion in a timely manner so as to enable each such holder to participate in such Conversion Event. The Corporation will not cancel the shares of Non-Voting Common Stock so converted before the 15th day following such Conversion Event and will reserve such shares until such 15th day for reissuance in compliance with the next sentence. If any shares of Non-Voting Common Stock are converted into shares of Voting Common Stock in connection with a Conversion Event and such shares of Voting Common Stock are not actually distributed, disposed of or sold pursuant to such Conversion Event, such shares of Voting Common Stock shall be promptly converted back into the same number of shares of Non-Voting Common Stock.
(d) The Corporation shall not convert or directly or indirectly redeem, purchase or otherwise acquire any shares of Voting Common Stock or any other class of capital stock of the Corporation or take any other action affecting the voting rights of such shares if such action will increase the percentage of any class of outstanding voting securities owned or controlled by any Regulated Stockholder (other than any such stockholder which requested that the Corporation take such action or which otherwise waives in writing its rights under part (d) of this Section 3) unless the Corporation gives written notice (the “Deferral Notice”) of such action to each Regulated Stockholder (that has previously informed the Corporation in writing of its status as a Regulated Stockholder). The Corporation shall defer making any such conversion, redemption, purchase or other acquisition, or taking any such other action, for a period of 30 days (the “Deferral Period”) after giving the Deferral Notice in order to allow each Regulated Stockholder to determine whether it wishes to convert or take any other action with respect to the Common Stock it owns, controls or has the power to vote, and if any such Regulated Stockholder then elects to convert any shares of Voting Common Stock it shall notify the Corporation in writing within 20 days of the issuance of the Deferral Notice, in which case the Corporation shall (i) defer taking the pending action until the end of the Deferral Period, (ii) promptly notify from time to time each other Regulated Stockholder of each proposed conversion and the proposed transactions and (iii) effect the conversions requested by all Regulated Stockholders in response to the notices issued pursuant to part (d) of this Section 3 at the end of the Deferral Period.
A-3

(e) If the Corporation shall in any manner subdivide (by stock split, stock dividend or otherwise) or combine (by reverse stock split or otherwise) the outstanding shares of the Voting Common Stock, the Non-Voting Common Stock or the Class C Common Stock, the outstanding shares of each other class of Common Stock shall be subdivided or combined, as the case may be, to the same extent, share and share alike, and effective provision shall be made for the protection of the conversion rights hereunder.
If, at any time and from time to time, there shall be a capital reorganization of the Voting Common Stock (other than a change in par value or from par value to no par value or from no par value to par value as a result of any stock dividend or subdivision, split-up or combination of shares) or a merger or consolidation of the Corporation with or into another corporation, or sale of all or substantially all of the Corporation's properties and assets, then, as part of such reorganization, merger, consolidation or sale, provision shall be made so that each holder of any shares of Non-Voting Common Stock shall thereafter be entitled to receive upon conversion of any such shares, so long as the conversion right hereunder with respect to such shares would exist had such event not occurred, the number of shares of stock or other securities or property of the Corporation, or of the successor corporation resulting from such merger, consolidation or sale, to which such holder would have been entitled if such holder had converted such shares immediately prior to such capital reorganization, merger, consolidation or sale. In the event of such a merger, consolidation or sale, effective provision shall be made in the certificate of incorporation of the successor corporation or otherwise for the protection of the conversion rights of the shares of Non-Voting Common Stock that shall be applicable, as nearly as reasonably may be, to any such other shares of stock and other securities and property deliverable upon conversion of shares of Voting Common Stock into which such Non-Voting Common Stock could have been converted immediately prior to such event. The Corporation shall not be a party to any reorganization, merger or consolidation pursuant to which any Regulated Stockholder would be required to take (i) any voting securities which would cause such holder to violate any law, regulation or other requirement of any governmental body applicable to such holder or (ii) any securities convertible into voting securities which if such conversion took place would cause such holder to violate any law, regulation or other requirement of any governmental body applicable to such holder, other than securities which are specifically provided to be convertible only in the event that such conversion may occur without any such violation.
(f) The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Voting Common Stock, Non-Voting Common Stock or its treasury shares, solely for the purpose of effecting the conversion of shares of Voting Common Stock and Non-Voting Common Stock, such number of shares of such class as shall from time to time be sufficient to effect the conversion of all then outstanding shares of Voting Common Stock that are entitled to so convert and all then outstanding shares of Non-Voting Common Stock.
(g) The issuance of certificates for shares of any class of Common Stock upon conversion of shares of any other class of Common Stock pursuant to this Section 3 shall be made without charge to the holders of such shares for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Common Stock; provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Common Stock converted.
(h) “Conversion Event” shall mean (a) any public offering or public sale of securities of the Corporation (including a public offering registered under the Securities Act of 1933 and a public sale pursuant to Rule 144 of the Securities and Exchange Commission or any similar rule then in force), (b) any sale of securities of the Corporation to a person or group of persons (within the meaning of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) if, after such sale, such person or group of persons in the aggregate would own or control securities which possess in the aggregate the ordinary voting power to elect a majority of the Corporation’s directors (provided that such sale has been approved by the Corporation’s Board of Directors or a committee thereof), (c) any sale of securities of the Corporation to a person or group of persons (within the meaning of the 1934 Act) if, after such sale, such person or group of persons in the aggregate would own or control securities of the Corporation (excluding any Non-Voting Common Stock being converted and disposed of in connection with such Conversion Event) which possess in the aggregate the ordinary voting power to elect a majority of the Corporation’s directors, (d) any sale of securities of the Corporation to a person or group of persons (within the meaning of the 1934 Act) if, after such sale, such person or group of persons would not, in the aggregate, own, control or have the right to acquire more than two percent (2%) of the outstanding securities of any class of voting securities of the Corporation, and (e) a merger, consolidation or similar transaction involving the Corporation if, after such transaction, a person or group of persons (within the meaning of the 1934 Act) in the aggregate would own or control securities which possess in the aggregate the ordinary voting power to elect a majority of the surviving corporation’s directors (provided that the transaction has been approved by the Corporation’s Board of Directors or committee thereof).
A-4

“Affiliate” shall mean with respect to any person, any other person, directly or indirectly controlling, controlled by or under common control with such person. For the purpose of the above definition, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities or by contract or otherwise.
“Regulated Stockholder” shall mean (i) any stockholder that is subject to the provisions of Regulation Y of the Board of Governors of the Federal Reserve System (12 C.F.R. Part 225) or any successor to such regulation (“Regulation Y”) and to which shares of Common Stock of the Corporation were issued pursuant to the warrants issued to J.P. Morgan Capital Corporation, so long as such stockholder shall hold such shares of Common Stock or shares issued upon conversion(s) of such shares, (ii) any stockholder that is subject to regulation under the New York Insurance Law and to which shares of Common Stock of the Corporation were issued pursuant to the warrants issued to The Equitable Life Assurance Society of the United States, so long as such stockholder shall hold such shares of Common Stock or shares issued upon conversion(s) of such shares, (iii) any Affiliate of any such Regulated Stockholder that is a transferee of any such shares of Common Stock of the Corporation, so long as such Affiliate shall hold, and only with respect to, such shares of Common Stock or shares issued upon conversion of such shares (iv) any person to which such Regulated Stockholder or any of its Affiliates has transferred such shares, so long as such transferee shall hold, and only with respect to, any shares transferred by such stockholder or Affiliates or any shares issued upon conversion of such shares but only if such person (or any Affiliate of such person) is (A) subject to the provisions of Regulation Y or (B) subject to regulation under the insurance laws of any jurisdiction, and (v) International Motor Cars Group II, LLC, Chase Equity Associates, L.P. or any other stockholder (x) that is subject to the provisions of Regulation Y and (y) that holds shares of Common Stock or Preferred Stock of the Corporation.
ARTICLE V BOARD OF DIRECTORS
Except as otherwise provided by law, the number of directors which shall constitute the Board shall be as set forth in the Bylaws of the Corporation. Elections of directors need not be by written ballot. At each annual meeting of stockholders of the Corporation, the directors elected at such meeting shall serve for a one-year term expiring at the next annual meeting of stockholders or until their earlier death, resignation or removal.
ARTICLE VI BYLAWS
In furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to make, alter or repeal Bylaws of the Corporation (except insofar as Bylaws adopted by the stockholders shall otherwise provide).
ARTICLE VII AGREEMENT WITH CREDITORS
Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of Title 8 of the DGCL or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the DGCL, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all stockholders or class of stockholders of the Corporation, as the case may be, and also on the Corporation.
ARTICLE VIII NO STOCKHOLDER ACTION WITHOUT MEETING
Any action required or permitted to be taken at an annual or special meeting of the Corporation's stockholders may be taken only at such duly called annual or special meeting.
A-5

ARTICLE IX INDEMNIFICATION
The Corporation shall indemnify to the fullest extent permitted under and in accordance with the laws of the State of Delaware any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that that person is or was a director, officer, trustee, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, trustee, employee or agent of or in any other capacity with another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by that person in connection with such action, suit or proceeding if that person acted in good faith and in a manner that person reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.
Expenses incurred in defending a civil or criminal action, suit or proceeding shall (in the case of any action, suit or proceeding against a director of the Corporation) or may (in the case of any action, suit or proceeding against an officer, trustee, employee or agent) be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board upon receipt of an undertaking by or on behalf of the indemnified person to repay such amount if it shall ultimately be determined that that person is not entitled to be indemnified by the Corporation as authorized in this Article IX.
The indemnification and other rights set forth in this Article IX shall not be exclusive of any provisions with respect thereto in the Bylaws or any other contract or agreement between the Corporation and any director, officer, trustee, employee or agent of the Corporation.
Neither the amendment nor repeal of this Article IX, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article IX, shall eliminate or reduce the effect of this Article IX in respect of any matter occurring before such amendment, repeal or adoption of an inconsistent provision or in respect of any cause of action, suit or claim relating to any such matter which would have given rise to a right of indemnification or right to receive expenses pursuant to this Article IX, if such provision had not been so amended or repealed or if a provision inconsistent therewith had not been so adopted.
ARTICLE X ELIMINATION OF CERTAIN LIABILITY OF DIRECTORS AND OFFICERS
To the fullest extent permitted by the DGCL, as the same presently exists or may hereafter be amended, no director or officer shall be personally liable to the Corporation or to any stockholder for monetary damages for breach of fiduciary duty as a director or officer, except for any matter in respect of which (a) such director shall be liable under Section 174 of the DGCL or any amendment thereto or successor provision thereto, (b) such officer shall be liable in any action by or in the right of the Corporation, or (c) such director or officer shall be liable by reason that, in addition to any and all other requirements for liability, that person (A) shall have breached their duty of loyalty to the Corporation or its stockholders, (B) shall not have acted in good faith or, in failing to act, shall not have acted in good faith, (C) shall have acted in a manner involving intentional misconduct or a knowing violation of law or, in failing to act, shall have acted in a manner involving intentional misconduct or a knowing violation of law or (D) shall have derived an improper personal benefit.
Any repeal or modification of this Article X shall not adversely affect any right or protection of a director or officer with respect to any act or omission occurring prior to such repeal or modification. If the DGCL is amended after the date of incorporation to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.
ARTICLE XI SEVERABILITY
If any provisions contained in this Certificate of Incorporation shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not invalidate this entire Certificate of Incorporation or any other provisions hereof. Such provision shall be deemed to be modified to the extent necessary to render it valid and enforceable and if no such modification shall render it valid and enforceable, then this Certificate of Incorporation shall be construed as if not containing such provision.
* * * * *
A-6

IN WITNESS WHEREOF, said Corporation has caused this Fourth Amended and Restated Certificate of Incorporation to be signed by its duly authorized officer and the foregoing facts stated herein are true and correct.
Dated: May , 2023
PENSKE AUTOMOTIVE GROUP, INC.

By:
Its:
A-7

PENSKE AUTOMOTIVE GROUP, INC.
ATTN: GENERAL COUNSEL
2555 TELEGRAPH ROAD
BLOOMFIELD HILLS, MI 48302

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Daylight Time on May 10, 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/PAG2023**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Daylight Time on May 10, 2023. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V05175-P84303 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PENSKE AUTOMOTIVE GROUP, INC.

The Board of Directors recommends you vote FOR the following proposals:

1. Election of Directors:

	Nominee	For	Against
1a.	John Barr	☐	☐
1b.	Lisa Davis	☐	☐
1c.	Wolfgang Dürheimer	☐	☐
1d.	Michael Eisenson	☐	☐
1e.	Robert Kurnick, Jr.	☐	☐
1f.	Kimberly McWaters	☐	☐
1g.	Kota Odagiri	☐	☐
1h.	Greg Penske	☐	☐
1i.	Roger Penske	☐	☐
1j.	Sandra Pierce	☐	☐
1k.	Greg Smith	☐	☐
1l.	Ronald Steinhart	☐	☐
1m.	H. Brian Thompson	☐	☐

	Proposal	For	Against	Abstain
2.	Adoption of an Amended and Restated Certificate of Incorporation to incorporate Delaware law changes regarding Officer Exculpation.	☐	☐	☐
3.	Ratification of the selection of Deloitte & Touche LLP as the Company's independent auditing firm for the year ending December 31, 2023.	☐	☐	☐
4.	Approval, by non-binding vote, of named executive officer compensation.	☐	☐	☐

The Board of Directors recommends you vote 1 year on the following proposal:

	Proposal	1 Year	2 Years	3 Years	Abstain
5.	Approval, by non-binding vote, of the frequency of named executive officer compensation votes.	☐	☐	☐	☐

Please sign exactly as name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V05176-P84303

Proxy - Penske Automotive Group, Inc.

PROXY SOLICITED ON BEHALF OF BOARD OF DIRECTORS

The undersigned hereby revokes all prior proxies and appoints Robert Kurnick, Jr. and Shane Spradlin and each of them, as proxies with full power of substitution, to vote on behalf of the undersigned the same number of shares of Common Stock, par value $0.0001 per share, of Penske Automotive Group, Inc. which the undersigned is entitled to vote, at the Annual Meeting of Stockholders to be held on May 11, 2023 at 9:00 a.m., Eastern Daylight Time, at www.virtualshareholdermeeting.com/PAG2023, and at any postponements or adjournments thereof, on any matter properly coming before the meeting, and specifically the matters described on the reverse side hereof.

THE PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, IT WILL BE VOTED FOR THE ELECTION OF THE NOMINEES NAMED HEREIN, FOR RATIFICATION OF OUR AUDITORS, FOR ADOPTION OF THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION, FOR APPROVAL OF OUR EXECUTIVE COMPENSATION, FOR APPROVAL OF THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION ANNUALLY AND ACCORDING TO THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENTS OR ADJOURNMENTS THEREOF. THE PROPOSALS HEREIN ARE PROPOSED BY THE BOARD OF DIRECTORS.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE